EXHIBIT 10.1

NO. 13-CI-00452
JEFFERSON CIRCUIT COURT
DIVISION FOUR (4)
HON. CHARLES L. CUNNINGHAM, JR.

STEPHEN J. DANNIS, et al.	PLAINTIFFS

STIPULATION AND AGREEMENT OF COMPROMISE, SETTLEMENT AND RELEASE
v.

J. D. NICHOLS, et al.	DEFENDANTS

The parties, through their undersigned counsel, in the above-captioned action (the “Action” or the “Kentucky Action”), have reached this Stipulation and Agreement of Compromise, Settlement and Release (with the exhibits hereto, the “Stipulation”), which provides for the full and complete settlement of the Actions, as defined below, on the terms set forth herein (the “Settlement”), subject to approval by this Court:

WHEREAS, on December 28, 2012, NTS Realty Holdings Limited Partnership (“NTS” or the “Company”) announced that it and NTS Realty Capital, Inc. (“Realty Capital”), the Company’s managing general partner, entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with NTS Merger Parent, LLC (“Parent”), an entity controlled by the Company’s founder and Realty Capital’s Chairman, J.D. Nichols, and Realty Capital’s President and Chief Executive Officer, Brian F. Lavin, and NTS Merger Sub, LLC (“Merger Sub”), a wholly-owned subsidiary of Parent, and together with Mr. Nichols, Mr. Lavin, Parent and certain of their respective affiliates, the “Purchasers”);

WHEREAS, the Original Merger Agreement was negotiated between the Purchasers, on the one hand, and a special committee (the “Special Committee”)

comprised of the outside directors of the Realty Capital board of directors, Mark D. Anderson, John P. Daly, Sr. and John Lenihan, with the assistance of its financial advisor, Centerboard Securities, LLC (“Centerboard”), on the other hand;

WHEREAS, upon consummation of the transactions proposed in the Original Merger Agreement, Merger Sub was to merge with and into NTS and NTS was to continue as the surviving entity (the “Original Merger”).  Upon consummation of the Original Merger, all of the NTS limited partnership units (“Units”), other than Units owned by the Purchasers, were to have been canceled and converted automatically into the right to receive a cash payment equal to $7.50 per Unit (the “Original Merger Consideration”);

WHEREAS, on January 25, 2013, the Kentucky Action was filed in the Court by plaintiffs Stephen and Sharon Dannis alleging, among other things, that Realty Capital’s board of directors had breached their fiduciary duties in connection with their consideration and approval of the Original Merger Agreement;

WHEREAS, on February 4, 2013, NTS filed a Preliminary Proxy Statement on Schedule 14A with the Securities and Exchange Commission (“SEC”);

WHEREAS, between February 12, 2013 and February 15, 2013, two actions were filed in the Delaware Court of Chancery (the “Delaware Court”) by NTS unitholders alleging, among other things, that Realty Capital’s board of directors had breached their fiduciary duties in connection with their consideration and approval of the Original Merger Agreement.  These actions, and their filing dates, are as follows:  R. Jay Tejera v. NTS Realty Holdings LP et al., C.A.  No. 8302-VCP, filed February 12, 2013 and Gerald A. Wells v. NTS Realty Holdings LP et al., C.A. No. 8322-VCP, filed February 15, 2013.

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WHEREAS, on March 13, 2013, plaintiffs Stephen and Sharon Dannis filed an amended complaint in the Kentucky Action;

WHEREAS, on March 19, 2013, the Delaware Court consolidated the Tejera and Wells actions under the consolidated case caption of In re NTS Realty Holdings Limited Partnership Unitholders Litigation, Consol. CA. No. 8302-VCP (the “Delaware Action”) and appointed the law firms of Rigrodsky & Long, P.A. and Wohl & Fruchter LLP as Co-Lead Counsel for plaintiffs in the Delaware Action;

WHEREAS, on April 12, 2013 Defendants filed their motions to dismiss the amended complaint in the Kentucky Action;

WHEREAS, on April 24, 2013, counsel appeared in the Kentucky Action and the Court set a briefing schedule for hearing on the motions to dismiss;

WHEREAS, after counsel for plaintiff Tejera advised of his intention to join in prosecution of the Kentucky Action and plaintiffs Tejera and Stephen and Sharon Dannis tendered a proposed Second Amended Complaint on May 24, 2013, the parties submitted an agreed order on May 31, 2013, allowing plaintiffs to file a Second Amended Complaint, which order was entered June 7, 2013;

WHEREAS, in contemplation of plaintiff Tejera joining in the prosecution of the Kentucky Action, all parties stipulated to dismissal of his claims in the Delaware Action, which stipulation was approved by the Delaware Court on June 12, 2013;

WHEREAS, plaintiffs Tejera and Stephen and Sharon Dannis thereupon served their Second Amended Class Action Complaint (the “Complaint”) on June 13, 2013 and Defendants thereafter filed their motions to dismiss the Complaint;

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WHEREAS, in early July 2013, Defendants proposed that the parties meet to discuss a possible resolution of the Actions, and the plaintiffs in the Kentucky and Delaware Actions (collectively, “Plaintiffs”) agreed to do so following receipt of detailed financial information and other discovery and an opportunity to fully review and analyze such discovery;

WHEREAS, the parties submitted a proposed Agreed Confidentiality Order, which the Court approved and entered on July 15, 2013;

WHEREAS, on July 19, 2013, NTS filed an amended Preliminary Proxy Statement on Schedule 14A with the SEC;

WHEREAS, between May and July, 2013, Defendants and Centerboard produced approximately 51,000 pages of documents, and also provided spreadsheets containing property-level financial data for the period January 1, 2006 to June 30, 2013;

WHEREAS, Plaintiffs engaged a national real estate advisory firm to obtain comparable sales data for each property in the NTS portfolio and operating expense data for each market;

WHEREAS, Plaintiffs retained a valuation expert who utilized the comparable property and expense data in conjunction with financial data supplied by Defendants to perform a detailed property-level valuation analysis;

WHEREAS, on August 15, 2013, at the parties’ request in contemplation of settlement negotiations, the Court entered an Agreed Order suspending briefing on Defendants’ motions to dismiss;

WHEREAS, on August 20-21, 2013, the parties conducted two days of in-person negotiations, with Plaintiffs’ valuation expert and representatives of the Special

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Committee’s financial advisor, Centerboard, and continued to discuss settlement over the following weeks;

WHEREAS, the parties’ settlement negotiations were unsuccessful and certain Defendants issued notice to resume briefing of motions to dismiss;

WHEREAS, counsel for the parties appeared at a status conference before the Court on September 13, 2013, met in person after such conference to further discuss settlement, and conducted additional settlement discussions by telephone thereafter, which concluded unsuccessfully in late September 2013;

WHEREAS, Plaintiffs filed their opposition to Defendants’ motions to dismiss on September 24, 2013 and Defendants filed their reply briefs on October 15, 2013;

WHEREAS, the Original Merger Agreement provided that either the Special Committee or the Purchasers could terminate such agreement if the Original Merger was not consummated by September 30, 2013, and on October 18, 2013, the Special Committee delivered notice terminating the Original Merger Agreement;

WHEREAS, the parties resumed settlement discussions in early November 2013 and after extensive discussions among counsel, ultimately reached agreement to settle for total per-unit merger consideration of $9.25 in cash (less attorneys’ fees and expenses, if any, approved by the Court), and on the other terms set forth in the form of merger agreement annexed hereto as Exhibit A (the “Amended Merger Agreement”);

WHEREAS, the Realty Capital directors and officers, together with NTS and Realty Capital, each have denied, and continue to deny, that they have committed or aided and abetted the commission of any violation of law or duty or engaged in any of the wrongful acts alleged in the Action, and expressly maintain that they diligently and

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scrupulously complied with their fiduciary and other legal duties in connection with the Original Merger, the Original Merger Agreement and the Amended Merger Agreement and are entering into this Settlement solely to eliminate the burden and expense of further litigation;

WHEREAS, Plaintiffs continue to maintain that their claims have merit and believe that the settlement set forth in this Stipulation is, subject to confirmatory discovery provided herein, fair, reasonable, adequate, and in the best interests of Plaintiffs and the Class (as defined below);

WHEREAS, the parties wish to settle and resolve the claims asserted by Plaintiffs and all claims relating to or arising out of the Original Merger Agreement, the Original Merger, the Amended Merger Agreement as hereinafter defined and related transactions (collectively, the “Proposed Transactions”);

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, in consideration of the benefits afforded herein, that the Kentucky and Delaware Actions (together, the “Actions”) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions, and further subject to the approval of the Court and pursuant to the Kentucky Rules of Civil Procedure:

SETTLEMENT CONSIDERATION

1.  In consideration for the full settlement and release of all Settled Claims (as defined below), Wells Fargo Shareowner Services (“Paying Agent”), shall pay to each member of the Class, as hereinafter defined, in connection with the closing of the merger contemplated in the Amended Merger Agreement (“Merger”), (i) $7.50 per Unit, plus (ii) a share of the Net Settlement Fund (as defined below), divided pro rata among the

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Eligible Units (as defined below), at the time, subject to the conditions and pursuant to the procedures set forth in Section 2.2(b) of the Amended Merger Agreement.

2.  The total number of Units held by the members of the Class is 4,229,421 (the “Eligible Units”), and the settlement consideration payable hereunder is $1.75 per Unit, resulting in a total settlement payment of Seven Million Four Hundred and One Thousand, Four Hundred and Eighty-Seven Dollars ($7,401,487) (the “Settlement Payment”).  The Settlement Payment, less fees, expenses and Incentive Award to Plaintiffs, if any awarded by the Court, shall constitute the Net Settlement Fund (“Net Settlement Fund.”)  All Defendants acknowledge that the prosecution of the Actions and the efforts of counsel for Plaintiffs (collectively, “Plaintiffs’ Counsel”) were the sole causal factors that led to the agreement to make the Settlement Payment.

3.  Parent and Merger Sub, or their affiliates, shall pay the Original Merger Consideration and the Settlement Payment to the Paying Agent at or before the closing of the Merger.  The Paying Agent shall hold the Settlement Payment in trust pending disbursement as provided in the Amended Merger Agreement.  The Settlement Payment and the Original Merger Consideration shall not be due or owing under this Stipulation or paid as provided herein until (i) the Court has finally certified the Class; (ii) Final Approval of the Settlement has occurred; (iii) the Court has approved a complete release of all Released Persons (defined below), in the form customarily approved by the Court in connection with settlements of this type; (iv) an Order dismissing the Kentucky Action with prejudice has become final and no longer subject to appeal, whether by passage of time or otherwise; (v) an Order dismissing the Delaware Action with prejudice has become final and no longer subject to appeal, whether by passage of time or otherwise;

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(vi) the Effective Time (as defined in the Amended Merger Agreement); and (vii) with respect to any member of the Class, paid in compliance with the procedures set forth in Section 2.2(b) of the Amended Merger Agreement by or on behalf of such member.  The Parent Parties and the Surviving Entity (both as defined in the Amended Merger Agreement) shall be responsible for the costs of making the Settlement Payment.

4.  “Excluded Unitholders” shall include J.D. Nichols, Brian F. Lavin, NTS Realty Capital, Inc., NTS Realty Partners, LLC, ORIG, LLC, Ocean Ridge Investments, Ltd., BKK Financial, Inc., The J.D. Nicholas Irrevocable Trust for My Daughters, The J.D. Nichols Irrevocable Trust for My Grandchildren, Kimberly Ann Nichols, Zelma Nichols and Brickwood, LLC.  The Special Committee members are not Excluded Unitholders.  Excluded Unitholders shall have no claim to and shall not receive any of the Settlement Payment, in whole or in part.   The Excluded Unitholders hereby relinquish any right of themselves or their respective affiliates to receive any part of the Settlement Payment, or any additional amount based on any claim relating to the fact that the Settlement Payment is being received by any other unitholder, in each case under any theory, including but not limited to contract, application of statutory or judicial law, or equity.

CLASS CERTIFICATION

5.  For settlement purposes only, the parties agree that the Action shall be conditionally certified as a non-opt out class (the “Class”) pursuant to Kentucky Rules of Civil Procedure 23.01, 23.02 and 23.03, defined as:

Any and all record holders and beneficial owners of NTS Units, and any holder of any current or former right, upon due surrender of any equity or interest in a predecessor partnership that was merged with and into NTS and delivery of related documentation in connection with such surrender, to exchange such equity or

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interest for NTS Units, other than the Excluded Unitholders, their respective successors in interest, successors, predecessors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, together with their predecessors and successors and assigns, who held Units of NTS and such rights at any time between December 28, 2012 and the date of final approval.

6.  In the event the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any Plaintiff class in future proceedings.

SUBMISSION AND APPLICATION TO THE COURT

7.  As soon as practicable after this Stipulation has been executed the parties shall apply jointly for an Order preliminarily approving the Settlement (the “Preliminary Approval Order”) substantially in the form attached hereto as Exhibit B establishing the procedure for:  (i) the approval of notice to the Class substantially in the form attached hereto as Exhibit C (the “Notice”), and (ii) the Court’s consideration of the proposed Settlement, Class certification, and Plaintiffs’ application for attorneys’ fees and expenses and an incentive award to Plaintiffs.
CONFIRMATORY DISCOVERY

8.  Defendants shall provide to Plaintiffs’ Counsel such additional discovery, including depositions, as is reasonably necessary for Plaintiffs to confirm that the Settlement is fair, reasonable and adequate.  Plaintiffs will complete such discovery by January 30, 2014 and make a final determination with respect to the fairness, reasonableness and adequacy of the Settlement and provide notice to Defendants on or before February 10, 2014.

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NOTICE AND INFORMATION STATEMENT

9.  Notice of the proposed Settlement shall be provided by NTS, at its expense, by mailing a Notice in substantially the form attached hereto as Exhibit C to all unitholders of record of NTS, in accordance with the Preliminary Approval Order, and shall publish the notice and this Stipulation on the “investor relations” page of NTS’s website. Counsel for NTS shall, at least ten (10) business days before the Settlement Hearing (as defined below), file with the Court an appropriate affidavit with respect to the preparation and mailing of the Notice.

10.  Defendants shall provide the Information Statement for the Merger to Plaintiffs for review prior to submission thereof to the SEC.  Defendants shall incorporate into such draft the additional disclosures set forth in Exhibit D hereto.  The final Information Statement issued in connection with the Merger shall be in a form reasonably acceptable to Plaintiffs.  Such final Information Statement shall be approved or rejected by Plaintiffs within three (3) business days of submission.

ORDER AND FINAL JUDGMENT

11.  If the Settlement (including any modification thereto made with the consent of the parties hereto as provided for herein) shall be approved by the Court following a hearing (the “Settlement Hearing”) as fair, reasonable, and adequate and in the best interests of the Class, the parties shall jointly request that the Court enter an Order and Final Judgment substantially in the form attached hereto as Exhibit E.

12.  The Order and Final Judgment shall, among other things, provide for the full and complete dismissal with prejudice of the Actions, and the settlement and release of, and a permanent injunction barring, any claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses,

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matters and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been, could have been, or in the future can or might be asserted in any court, tribunal or proceeding, (including but not limited to any claims arising under federal, state, foreign or common law, including the federal securities laws and any state disclosure law), by or on behalf of Plaintiffs or any member of the Class, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”) against NTS, Realty Capital, NTS Realty Partners, LLC, J.D. Nichols, Brian F. Lavin, Parent, Merger Sub, NTS Development Company, NTS Management Company, Mark D. Anderson, John P. Daly, Sr., and John Lenihan, or any of their families, parent entities, controlling persons, associates, affiliates or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, underwriters, brokers, dealers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, managers, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively, the “Released Persons”) which have arisen, could have arisen, arise now or hereafter, out of or relating in any manner to the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations or omissions or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the allegations in the Actions, claims of mismanagement or self dealing

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against the management of NTS, the Original Merger Agreement, the Amended Merger Agreement, the Proposed Transactions, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the “Settled Claims”), however, the Settled Claims shall not include any claims to enforce the Settlement.

13.  The Order and Final Judgment shall also provide that the Released Persons shall be deemed to have, and by operation of the judgment shall have, fully, finally, and forever released, relinquished, and discharged Plaintiffs, each and all members of the Class, and Plaintiffs’ Counsel from all claims (including unknown claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Actions or the Settled Claims.

CONDITIONS OF SETTLEMENT

14.  Defendants deny and continue to deny that they have committed or aided and abetted the commission of any unlawful or wrongful acts alleged in the Actions, and expressly maintain that they diligently and scrupulously complied with their fiduciary duties and other legal duties in connection with the Proposed Transactions.  All Defendants are entering into the Stipulation solely because the proposed Settlement will eliminate the burden and expense of further litigation.  Plaintiffs continue to maintain that their claims have merit as set forth in the Complaint.

15.  Plaintiffs and Plaintiffs’ Counsel represent that none of Plaintiffs’ claims or causes of action referred to in the Stipulation have been assigned, encumbered or otherwise transferred.

16.  The Settlement is conditioned upon the fulfillment of each of the following:

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          (i) Plaintiffs’ determination, following completion of the confirmatory discovery provided in paragraph 8 above, that the Settlement is fair, reasonable and adequate to them and the Class;

          (ii) Plaintiffs’ approval of the form of the final Information Statement issued in connection with the Merger, as provided in paragraph 10 above;

          (iii) the approval of the Merger, on substantially the terms set forth in the Amended Merger Agreement, by the holders of a majority of the Units of the Company;

          (iv) The Purchasers agree and commit to vote in favor of approval of the Merger;

          (v) the dismissal with prejudice of the Kentucky Action without the award of any damages, costs, fees or the grant of any further relief beyond that provided by this Stipulation;

          (vi) the entry of an Order dismissing the Delaware Action with prejudice;

          (vii) the entry of a final judgment in the Kentucky Action approving the proposed Settlement and providing for the dismissal with prejudice of the Action and approving the grant of a release by the Class to the Released Persons of the Settled Claims;

          (viii) the inclusion in the final judgment of a provision enjoining all members of the Class from asserting any of the Settled Claims; and

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          (ix) such final judgment and dismissal of the Actions being finally affirmed on appeal or such final judgment and dismissal not being subject to appeal (or further appeal) by lapse of time or otherwise.

17.  Each of the Defendants shall have the right to withdraw from the Settlement in the event that any claims related to the subject matter of the Actions are commenced or prosecuted against any of the Released Persons (as defined in paragraph 12 above) in any court prior to final approval of the Settlement and (following a motion by the Defendants) such claims are not dismissed with prejudice or stayed in contemplation of dismissal. In the event such claims are commenced, all Plaintiffs and all Defendants agree to cooperate and use their reasonable best efforts to secure the dismissal (or a stay in contemplation of dismissal following final approval of the Settlement) thereof.

18.  This Stipulation shall be null and void and of no force and effect if the Settlement does not obtain Final Approval for any reason.  In any such event, this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Actions or to entitle any party to the recovery of agreed costs and expenses incurred in connection with the intended implementation of the Settlement; provided, however, that NTS or its successor shall be responsible for paying the costs of providing the Notice to the Class regardless of whether the Settlement is approved.

19.  In the event that the proposed Settlement is rendered null and void for any reason, the existence of or the provisions contained in this Stipulation shall not be deemed to prejudice in any way the respective positions of any party with respect to the Actions, including the right of any Defendant to oppose the certification of the Class in

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any future proceedings; nor shall they be deemed a presumption, a concession, or an admission by Plaintiffs or any of Defendants of any fault, liability, or wrongdoing as to any facts, claims, or defenses that have been or might have been alleged or asserted in the Actions, or any other action or proceeding or each thereof; nor shall they be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding.

FINAL COURT APPROVAL

20.  The approval of the Settlement by the Court shall be considered final (“Final Approval”) for purposes of this Stipulation upon the later of (i) unless waived by agreement of the parties, the expiration of the time for the filing or notice of an appeal or motion for re-argument or rehearing from the Court’s Order and Final Judgment approving the material terms of the Settlement without such appeal or motion having been made; (ii) the date of final affirmance of the Court’s Order and Final Judgment on any appeal or re-argument or rehearing; or (iii) the final dismissal of any appeal.  Notwithstanding the foregoing, Final Approval shall not be conditioned upon the approval of any award of attorneys’ fees and expenses to Plaintiffs’ counsel and shall not be delayed based on any proceedings solely relating to any award of attorneys’ fees and expenses to Plaintiffs’ counsel.

ATTORNEYS’ FEES, REIMBURSEMENT OF EXPENSES AND INCENTIVE AWARD

21.  Plaintiffs’ counsel intend to petition the Court for an award of attorneys’ fees and reimbursement of expenses incurred in connection with the Actions, together with an incentive award for Plaintiffs (the “Fee and Expense Application”).  Any and all amounts payable in respect of attorneys’ fees and reimbursement of expenses to

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Plaintiffs’ counsel or an incentive award for Plaintiffs will be paid out of the Settlement Payment.  Defendants shall take no position as to the Fee and Expense Application so long as the attorneys fees requested do not exceed thirty (30%) percent of the Settlement Payment.  The amount awarded by the Court, if any, pursuant to the Fee and Expense Application shall be paid by the Paying Agent to Plaintiffs’ Counsel within five (5) business days after the closing of the Merger, into an account mutually designated by Plaintiffs’ Counsel and shall be held in trust and disbursed to all parties entitled to payment thereof. No other application for attorneys’ fees and expenses shall be filed by counsel for Plaintiffs in the Actions, and counsel for Plaintiffs expressly waive any right to seek any award of such fees and expenses in connection with the Settlement of the Actions except as provided in this paragraph.

22.  Any failure or refusal of the Court to approve a request for attorneys’ fees and expenses or incentive award to Plaintiffs in whole or in part shall not affect the remainder of the Settlement.

23.  No fees or expenses shall be paid to Plaintiffs’ Counsel pursuant to the Settlement in the absence of approval by the Court of a complete release of all Released Persons, in the form customarily approved by the Court in connection with settlements of this type.

24.  Except as provided above, no Defendant shall have the obligation to pay or reimburse any fees, expenses, costs or damages alleged or incurred by Plaintiffs, by any members of the Class, or by their attorneys, experts, advisors, or representatives with respect to the Claims settled herein.  No Defendant shall have responsibility or liability with respect to any fee and expense allocation among Plaintiffs’ counsel.

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EFFECT OF RELEASE

25.  Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims, but that it is the intention of Plaintiffs, and by operation of law the intention of the members of the Class, to completely, fully, finally and forever compromise, settle, release, discharge, extinguish, and dismiss any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that “Unknown Claims” are expressly included in the definition of “Settled Claims,” and that such inclusion was expressly bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Persons in entering into this Stipulation. “Unknown Claims” means any claim that Plaintiffs or any member of the Class does not know or suspect exists in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, including without limitation those which, if known, might have affected the decision to enter into the Settlement. With respect to any of the Settled Claims, the parties stipulate and agree that upon Final Approval of the Settlement, Plaintiffs have expressly waived, relinquished and released, and each member of the Class shall be deemed to have, and by operation of the final order and judgment by the Court shall have, expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under Cal. Civ. Code § 1542 or any law of the United States or any state of the United States or territory of the

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United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEST EFFORTS

26.  Plaintiffs, Defendants, and their attorneys agree to cooperate fully with one another in seeking the Court’s approval of this Stipulation and the Settlement, and to use their best efforts to effect, take, or cause to be taken all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws, regulations, and agreements to consummate and make effective, as promptly as practicable, this Stipulation and the Settlement provided for hereunder (including, but not limited to, using their best efforts to resolve any objections raised to the Settlement) and the dismissal of the Actions with prejudice and without costs, fees or expenses to any party (except as provided for by paragraph 18 above).

27.  Without further order of the Court, Plaintiffs and Defendants may agree to reasonable extensions of time not expressly set forth by the Court in order to carry out any provisions of this Stipulation.

STAY OF PROCEEDINGS

28.  Pending Final Approval of the Settlement by the Court, Plaintiffs and Plaintiffs’ Counsel agree to stay this proceeding and not to initiate any and all other proceedings other than those incident to the Settlement itself.

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29.  The parties will request the Court to order (in the Preliminary Approval Order) that, pending final determination of whether the Settlement should be approved, Plaintiffs in the Actions and all members of the Class, and any of them are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against Defendants or any of the Released Persons.

STIPULATION NOT AN ADMISSION

30.  The provisions contained in this Stipulation shall not be deemed a presumption, concession, or any admission by any Defendant in the Actions of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Actions, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal, or administrative, except for any litigation or judicial proceeding arising out of or relating to this Stipulation or the Settlement contemplated herein.  The provisions contained in this Stipulation shall not be deemed a presumption, concession, or any admission by any of the Plaintiffs in the Actions that their claims lack merit, or that any defense that has been or may be asserted by Defendants is meritorious.

ENTIRE AGREEMENT; AMENDMENTS

31.  This Stipulation with exhibits constitutes the entire agreement among the parties with respect to the subject matter hereof, and may be modified or amended only by a writing signed by the signatories hereto.  The undersigned hereby represent to the Court that there are no other agreements with respect to the Settlement or the compromise

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of the Action and agree to give notice to the Court of any amendment hereto or additional agreement made in connection with the Settlement or the compromise of the Action, as provided by Kentucky Rule of Civil Procedure 23.05(3).

COUNTERPARTS

32.  This Stipulation may be executed in multiple counterparts by any of the signatories hereto, including by facsimile, and as so executed shall constitute one agreement.

GOVERNING LAW

33.  This Stipulation and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Kentucky, without regard to any conflict of law rules.

SUCCESSORS AND ASSIGNS

34.  This Stipulation, and all rights and powers granted hereby, shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors, affiliates and assigns. All parties agree that the Released Persons are third party beneficiaries of the release identified in paragraph 12 above.

AUTHORITY

35.  The undersigned attorneys represent and warrant that they have the authority from their client(s) to enter into this Stipulation and bind their client(s) thereto.

DELAWARE ACTION

45. Defendants shall execute a stipulation and proposed order in reasonably acceptable form providing for dismissal of the Delaware Action with prejudice and without costs to any party and Counsel for the Plaintiffs in the Delaware Action shall

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execute and cause such stipulation and proposed Order to be submitted to the Delaware Court forthwith upon Final Approval.

DATED:  February 4, 2014

/s/ J. Gregory Joyner J. Gregory Joyner Tyler F. Stebbins Naber Joyner & Associates 462 S. Fourth Avenue, Suite 1730 Louisville, KY 40202 Liaison Counsel for Plaintiffs
/s/ Jared A. Cox
Eric L. Ison
Margaret E. Keane
Jared A. Cox
Bingham Greenebaum Doll LLP
3500 National City Tower
101 S. Fifth Street
Louisville, KY 40202

Liaison Counsel for Defendants NTS Realty Holdings Limited Partnership and NTS Realty Capital, Inc.

/s/ Ethan D. Wohl Ethan D. Wohl Sara J. Wigmore Wohl & Fruchter LLP 570 Lexington Avenue, 16th Floor New York, NY 10022 Co-Lead Counsel for Plaintiffs in the Kentucky Action
/s/ James D. Wilson
Cezar M. Froelich
James D. Wilson
Brett Nolan
Taft, Stettenius & Hollister, LLP
111 E. Wacker Drive, Suite 2800
Chicago, IL 60601

Counsel for Defendants NTS Realty Holdings Limited Partnership and NTS Realty Capital, Inc.

/s/ Joseph E. Levi Joseph E. Levi Shane Rowley Levi & Korsinsky, LLP 30 Broad Street, 24th Floor New York, NY 10004 Co-Lead Counsel for Plaintiffs in the Kentucky Action
/s/ Stephen H. Miller
Stephen H. Miller
Jeffrey G. Stovall
Fore, Miller & Schwartz
Suite 700 North, First Trust Centre
200 S. Fifth Street
Louisville, KY 40202

Counsel for Defendants J. D. Nichols, Brian Lavin and NTS Merger Parent, LLC

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/s/ Brian D. Long Seth D. Rigrodsky Brian D. Long Gina M. Serra Rigrodsky & Long, P.A. 2 Righter Parkway, Suite 120 Wilmington, DE 19803 Lead Counsel for Plaintiffs in the Delaware Action
/s/ Charles J. Cronan, IV
Charles J. Cronan, IV
Clark C. Johnson
Amber D. Nicely
Stites & Harbinson, PLLC
400 W. Market Street, Suite 1800
Louisville, KY 40202

Counsel for Defendants Mark Anderson, John Daly, Sr. and John Lenihan

/s/ Phillip Kim Phillip Kim The Rosen Law Firm 275 Madison Street, 34th Floor New York, NY 10016 Counsel for Plaintiff Gerald A. Wells
1265658_3.DOCX

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EXHIBIT A

AGREEMENT AND PLAN OF MERGER

among

NTS MERGER PARENT, LLC,

NTS MERGER SUB, LLC,

NTS REALTY CAPITAL, INC.,

and

NTS REALTY HOLDINGS LIMITED PARTNERSHIP

_________________________

Dated as of [___________], 2014

TABLE OF CONTENTS

ARTICLE I	THE MERGER	Page 3

Section 1.1 The Merger	3
Section 1.2 Closing	3
Section 1.3 Effective Time	3
Section 1.4 Effects of the Merger	3
Section 1.5 Partnership Agreement of the Surviving Entity	3

ARTICLE II	CONVERSION OF PARTNERSHIP INTERESTS; EXCHANGE OF CERTIFICATES	4

Section 2.1 Effect on Partnership Interests	4
Section 2.2 Exchange of Certificates	5

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES	7

Section 3.1 Qualification, Organization, Subsidiaries, Etc.	8
Section 3.2 Capitalization	8
Section 3.3 Authority, No Violation; Consents and Approvals	9
Section 3.4 SEC Reports and Compliance	10
Section 3.5 No Undisclosed Liabilities	11
Section 3.6 Opinion of Financial Advisor	11
Section 3.7 State Takeover Laws	11
Section 3.8 Finders or Brokers	11
Section 3.9 No Other Representations or Warranties	11

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES	12

Section 4.1 Qualification: Organization	12
Section 4.2 Authority; No Violation; Consents and Approvals	12
Section 4.3 Intentionally Omitted	13
Section 4.4 Solvency	13
Section 4.5 Ownership and Operations of Merger Sub	14
Section 4.6 Certain Arrangements	14
Section 4.7 No Third Party Transactions	14
Section 4.8 Finders or Brokers	14
Section 4.9 Access to Information; No Other Representations or Warranties; Disclaimer	14

ARTICLE V	COVENANTS AND AGREEMENTS	15

Section 5.1 Intentionally Omitted	15
Section 5.2 Intentionally Omitted	15
Section 5.3 No Solicitation	15
Section 5.4 Preparation of Information Statement and Schedule 13E-3	16
Section 5.5 Efforts; Notification	17

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TABLE OF CONTENTS
(continued)

Section 5.6 Publicity	Page 18
Section 5.7 Indemnification and Insurance	18
Section 5.8 Unitholder Litigation	19
Section 5.9 Delisting	19
Section 5.10 No Financing Commitment	19
Section 5.11 Section 16 Matters	19

ARTICLE VI	CONDITIONS TO THE MERGER	20

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger	20
Section 6.2 Conditions to Obligation of the Partnership Parties to Effect the Merger	20
Section 6.3 Conditions to Obligation of the Parent Parties to Effect the Merger	21
Section 6.4 Frustration of Conditions	21

ARTICLE VII	TERMINATION	22

Section 7.1 Termination or Abandonment	22
Section 7.2 Effect of Termination	23
Section 7.3 Expenses	23

ARTICLE VIII	MISCELLANEOUS	23

Section 8.1 Nonsurvival of Representations, Warranties and Agreements	23
Section 8.2 Amendments; Waivers	23
Section 8.3 Notices	23
Section 8.4 Interpretation; Construction; Severability	25
Section 8.5 Governing Law; Jurisdiction	25
Section 8.6 WAIVER OF JURY TRIAL	26
Section 8.7 Specific Performance	26
Section 8.8 Assignment: Binding Effect	26
Section 8.9 Counterparts; Effectiveness	26
Section 8.10 Entire Agreement; No Third-Party Beneficiaries	26
Section 8.11 No Recourse	27
Section 8.12 Certain Definitions	27

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The Exhibits and Schedules referenced in this Agreement and Plan of Merger have been omitted. The Partnership will make available these materials for inspection and copying by any partner, or representative of a partner who is so designated in writing, at its executive offices during regular business hours.

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of [________], 2014 (this “Agreement”), is entered into among NTS Merger Parent, LLC, a Delaware limited liability company (“Parent”), NTS Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), NTS Realty Capital, Inc., a Delaware corporation and the managing general partner of the Partnership (“Partnership Managing GP”), and NTS Realty Holdings Limited Partnership, a Delaware limited partnership (the “Partnership” and, together with the Partnership Managing GP, the “Partnership Parties”).

WITNESSETH:

WHEREAS, on December 28, 2012, the Partnership announced that it and Partnership Managing GP entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with Parent and Merger Sub;

WHEREAS, upon consummation of the transactions proposed in the Original Merger Agreement, Merger Sub was to merge with and into the Partnership and the Partnership was to continue as the surviving entity (the “Original Merger”). Upon consummation of the Original Merger, all of the Units, other than the Remaining Interests, were to have been canceled and converted automatically into the right to receive a cash payment equal to $7.50 per Unit (the “Original Merger Consideration”);

WHEREAS, on January 25, 2013, Dannis, Stephen, et al. v. Nichols, J.D., et al., Case No. 13-CI-00452 (the “Kentucky Action”) was filed in the Court by plaintiffs Stephen and Sharon Dannis alleging, among other things, that the board of directors of Partnership Managing GP (the “Board of Directors”) had breached their fiduciary duties in connection with their consideration and approval of the Original Merger Agreement;

WHEREAS, between February 12, 2013 and February 15, 2013, two actions were filed in the Delaware Court of Chancery (the “Delaware Court”) by Partnership unitholders alleging, among other things, that the Board of Directors had breached their fiduciary duties in connection with their consideration and approval of the Original Merger Agreement. These actions, and their filing dates, are as follows: R. Jay Tejera v. NTS Realty Holdings LP et al., C.A. No. 8302-VCP, filed February 12, 2013 and Gerald A. Wells v. NTS Realty Holdings LP et al., C.A. No. 8322-VCP, filed February 15, 2013;

WHEREAS, on March 19, 2013, the Delaware Court consolidated the Tejera and Wells actions under the consolidated case caption of In re NTS Realty Holdings Limited Partnership Unitholders Litigation, Consol. CA. No. 8302-VCP (the “Delaware Action”) and appointed the law firms of Rigrodsky & Long, P.A. and Wohl & Fruchter LLP as Co-Lead Counsel for plaintiffs in the Delaware Action;

WHEREAS, after counsel for plaintiff Tejera advised of his intention to join in prosecution of the Kentucky Action and plaintiffs Tejera and Stephen and Sharon Dannis tendered a proposed Second Amended Complaint on May 24, 2013, the parties submitted an agreed order on May 31, 2013, allowing plaintiffs to file a Second Amended Complaint, which order was entered June 7, 2013;

WHEREAS, on August 20-21, 2013, the parties to the Kentucky Action conducted two days of in-person negotiations and continued to discuss settlement over the following weeks;

WHEREAS, the Kentucky Action parties’ settlement negotiations were unsuccessful and certain defendants named in the Kentucky Action issued notice to resume briefing of motions to dismiss;

WHEREAS, the Original Merger Agreement provided that either the special committee of independent directors of the Board of Directors (the “Special Committee”) or the Parent Parties could terminate such agreement if the Original Merger was not consummated by September 30, 2013, and on October 18, 2013, the Special Committee delivered notice terminating the Original Merger Agreement;

WHEREAS, the parties to the Kentucky Action resumed settlement discussions in early November 2013 and after a series of telephone discussions among counsel, ultimately reached agreement to settle pursuant to the Settlement Agreement (as hereinafter defined) for total per-unit Merger consideration of $9.25 in cash (less attorneys’ fees and expenses, if any, approved by the Court), and on the other terms set forth in this Agreement;

WHEREAS, the parties intend that Merger Sub be merged with and into the Partnership, with the Partnership surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Special Committee unanimously has (a) determined that it is fair to and in the best interests of the Partnership and its Unitholders (other than the Unitholders of the Units included among the Remaining Interests) to enter into this Agreement and (b) recommended to the Board of Directors that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, following the recommendation of the Special Committee, the Board of Directors unanimously has (a) determined that it is fair to and in the best interests of the Partnership and its Unitholders (other than the Unitholders of the Units included among the Remaining Interests) to enter into this Agreement and declared it advisable, (b) approved the execution, delivery and performance by the Partnership of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Unitholders;

WHEREAS, the Purchasing Group beneficially and of record own Units and general partner interests in the Partnership set forth on Section 2.1(b) of the Parent Disclosure Schedule, constituting approximately 61.9% of the issued and outstanding Units of the Partnership and all of the general partner interests in the Partnership;

WHEREAS, the managers of each of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, the Partnership and Partnership Managing GP hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), Merger Sub shall be merged with and into the Partnership, whereupon the separate existence of Merger Sub shall cease, and the Partnership shall continue as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2 Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Partnership, 600 North Hurstbourne Parkway, Louisville, Kentucky at 9:00 a.m., local time, on the third Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall been satisfied or waived in accordance with this Agreement, or at such other time and place as the Parent Parties and the Partnership Parties shall agree (the “Closing Date”).

Section 1.3 Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Partnership Parties (acting through the Special Committee) in writing and specified in the Certificate of Merger in accordance with the DRULPA and the DLLCA (the time when the Merger becomes effective, the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and DLLCA.

Section 1.5 Partnership Agreement of the Surviving Entity. The Partnership Agreement, as in effect immediately prior to the Effective Time, shall remain the partnership agreement of the Surviving Entity and shall continue in effect until thereafter changed or amended in accordance with the provisions of the Partnership Agreement, this Agreement and applicable Law.

ARTICLE II
CONVERSION OF PARTNERSHIP INTERESTS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Partnership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, Merger Sub or the holders of any securities of the Partnership or Merger Sub:

(a) Conversion of Units. Subject to Sections 2.1(b) and 2.1(d), each Unit issued and outstanding, each interest or former interest in a predecessor of the Partnership that was or is exchangeable for Units and any right to such an exchange immediately prior to the Effective Time, other than the Remaining Interests, shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the terms and conditions set forth herein, $7.50 plus a pro rata share of the Net Settlement Fund (as defined below) without any interest thereon (the “Merger Consideration”). Immediately prior to the Effective Time, each Unit deferred by any nonemployee member of the Board of Directors pursuant to the Partnership Managing GP Directors Deferred Compensation Plan (the “Directors Plan”) shall be issued to such nonemployee member of the Board of Directors and shall thereupon be converted automatically into and shall thereafter represent the right to receive the Merger Consideration. All Units that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the Unitholders of such Units immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall cease to have any rights with respect to such Units other than the right to receive the Merger Consideration.

(b) Remaining Interests. As of the Effective Time, the Units and general partner interests in the Partnership held by the Purchasing Group as set forth on Section 2.1(b) of the Parent Disclosure Schedule (collectively, the “Remaining Interests”) shall be unchanged and remain outstanding as Units or general partner interests in the Partnership, as applicable, and no consideration shall be delivered in respect thereof. Immediately after the Effective Time, the Remaining Interests will constitute the only outstanding partnership interests of the Surviving Entity.

(c) Conversion of Merger Sub Limited Liability Company Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a membership interest in Merger Sub immediately prior to the Effective Time shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor.

(d) Adjustments. If between the date of this Agreement and the Effective Time, the outstanding Units, including securities convertible or exchangeable into or exercisable for Units, shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in Units or other equity interests in the Partnership shall be declared thereon with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the Unitholders the same economic effect as contemplated by this Agreement prior to such event; provided that nothing herein shall be construed to permit the Partnership to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the mailing of the Information Statement (as defined herein), the Surviving Entity shall appoint Wells Fargo Shareowner Services to act as paying agent (the “Paying Agent”) for the Unitholders (other than the Purchasing Group) in connection with the Merger and to receive and pay out the Merger Consideration to which such Unitholders shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, the Parent Parties or their Affiliates shall cause to be deposited with the Paying Agent, for the benefit of the Unitholders (other than the Purchasing Group), funds in an amount sufficient to pay the aggregate Merger Consideration in exchange for all Units outstanding immediately prior to the Effective Time (other than the Units included among the Remaining Interests), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Units (“Certificates”) (or delivery of affidavits of loss in lieu thereof pursuant to Section 2.2(g)) or non-certificated Units represented in book-entry form (“Book-Entry Units”) pursuant to the provisions of this Article II (such funds hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the thirty (30) days following the Effective Time, the Surviving Entity shall cause the Paying Agent to mail to each holder of record of Units whose Units were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such customary form and have such other provisions as Parent and the Partnership Parties (acting through the Special Committee) shall reasonably determine) and (B) instructions for use in surrendering Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(g)) or Book-Entry Units in exchange for the Merger Consideration.

(ii) Upon (A) surrender of a Certificate (or an affidavit of loss in lieu thereof pursuant to Section 2.2(g)) or Book-Entry Units to the Paying Agent, accompanied by a properly completed Letter of Transmittal or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of certain Book-Entry Units represented by DTC participants for the benefit of certain beneficial owners of Units that hold such Units in “street name”, the holder of such Certificate or Book-Entry Units shall be entitled to receive promptly after the Effective Time, but in any event within ten (10) Business Days after such surrender, a check in an amount equal to the product of (x) the number of Units represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(g)) or Book-Entry Units multiplied by (y) the Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Units on the Merger Consideration payable in respect of the Certificates or Book-Entry Units. In the event of a transfer of ownership of Units that is not registered in the unit transfer register of the Partnership, a check for any amount to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Units is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer or other Taxes have been paid or are not applicable.

(iii) Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Unitholder such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Unitholder in respect of which such deduction and withholding were made.

(c) Closing of Transfer Register. At the Effective Time, the unit transfer register of the Partnership shall be closed, and there shall be no further registration of transfers on the unit transfer register of the Surviving Entity of Units (other than the Units included in the Remaining Interests) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Units provided for in Section 2.1(a) are presented to the Surviving Entity or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former Unitholders for twelve months after the Effective Time shall be delivered to the Surviving Entity upon demand and become the property of the Surviving Entity, and any former Unitholders who have not surrendered their Certificates or Book-Entry Units provided for in Section 2.1(a) in accordance with this Section 2.2 shall thereafter look to the Surviving Entity only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or delivery of affidavits of loss in lieu thereof pursuant to Section 2.2(g)) or Book-Entry Units in form, together with such properly completed letters of transmittal or other documentation, as Parent or the Surviving Entity may reasonably request.

(e) No Liability. Notwithstanding anything herein to the contrary, none of Parent, Merger Sub, the Partnership Parties, the Surviving Entity or any other person shall be liable to any former Unitholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amount of, or any right or claim, whether under Law or applicable principles of equity, by or on behalf of any person, including any owner or holder of any interest or former interest in a predecessor of the Partnership that was or is exchangeable for Units and any right to such an exchange, to receive any amount of, Merger Consideration with respect to which (x) Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(g)) or Book-Entry Units have not been properly surrendered and (y) a properly completed letter of transmittal or “agent’s message,” together with any other documentation as Parent or the Surviving Entity may reasonably request, has not been received, in each case, pursuant to this Section 2.2 as of the earlier of (i) the twenty-four (24) month anniversary of the Effective Time or (ii) the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any person previously entitled thereto. The opportunity to receive the Merger Consideration in consideration of due surrender of any Certificates (or delivery of affidavits of loss in lieu thereof pursuant to Section 2.2(g)) or Book-Entry Units according to the terms of this Section 2.2 shall be deemed to be payment in full satisfaction of all rights pertaining to the Units represented thereby.

(f) Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as reasonably directed by the Surviving Entity; provided, however, that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to Unitholders that are converted into the right to receive the Merger Consideration pursuant to Section 2.1. Any interest and other income resulting from such investments shall be paid to the Surviving Entity pursuant to Section 2.2(d).

(g) Lost Certificates. In the event that any Certificate representing Units provided for in Section 2.1(a) shall have been lost (and after diligent search, not able to be found), stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be so lost, stolen or destroyed that is reasonably deemed by Parent or the Paying Agent to be effective and, if required by Parent or the Surviving Entity, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Entity will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Units represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except as disclosed in the Partnership SEC Documents filed prior to the date of this Agreement (excluding any disclosures included in any risk factor section of such documents and any other disclosures in such documents to the extent that they are cautionary, predictive or forward-looking in nature) or (b) in a section of the disclosure schedule delivered concurrently herewith by the Partnership Parties to Parent (the “Partnership Disclosure Schedule”) corresponding to the applicable sections of this Article III to which such disclosure applies (provided, however, that any information set forth in one section of such Partnership Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Partnership Parties hereby represent and warrant, jointly and severally, to the Parent Parties as follows:

Section 3.1 Qualification, Organization, Subsidiaries, Etc.

(a) Intentionally Omitted.

(b) Each Partnership Party is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each Partnership Party has all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) Each Partnership Party is duly registered or qualified to do business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Partnership Material Adverse Effect. The organizational or governing documents of the Partnership Parties, as previously made available to Parent, are in full force and effect. None of the Partnership Parties is in violation of its organizational or governing documents.

Section 3.2 Capitalization.

(a) Partnership Managing GP and Partnership Non-Managing GP are general partners of the Partnership. Partnership Managing GP is the sole managing general partner of the Partnership. Partnership Managing GP and Partnership Non-Managing GP own all of the general partner interests in the Partnership and such general partner interests have been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement. Partnership Managing GP and Partnership Non-Managing GP own all of the general partner interests free and clear of any Encumbrances except pursuant to the organizational or governing documents of any of the Partnership Parties.

(b) Intentionally Omitted.

(c) All of the outstanding equity interests of each Subsidiary of the Partnership (i) have been duly authorized and validly issued in accordance with applicable Laws and its organizational or governing documents and are fully paid and nonassessable (except to the extent such nonassessability may be affected by applicable Laws) and (ii) are owned directly or indirectly by the Partnership free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Parent Group Entities and for Permitted Encumbrances.

(d) All of the outstanding equity interests of each Partially Owned Entity of the Partnership have been duly authorized and validly issued in accordance with applicable Laws and its organizational or governing documents and are fully paid and nonassessable (except to the extent such nonassessability may be affected by applicable Laws).

(e) Except with respect to the ownership of any equity securities owned between or among the Partnership Group Entities, none of the Partnership Parties owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

Section 3.3 Authority, No Violation; Consents and Approvals.

(a) Each of the Partnership Parties has all requisite limited liability company or limited partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to the receipt of the Unitholder Approval and the governmental filings and other matters referred to in Section 3.3(e), to consummate the transactions contemplated hereby. The execution, delivery and performance by each Partnership Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or limited partnership action on the part of such Partnership Party, except for (i) the Unitholder Approval of this Agreement and the Merger and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and no other vote or approval by any of (A) the Unitholders of the Partnership, (B) stockholders of Partnership Managing GP or (C) other corporate, limited liability company, partnership or other organizational votes, approvals or proceedings in respect of the Partnership Parties are necessary to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly executed and delivered by each Partnership Party and, assuming the due authorization, execution and delivery hereof by the Parent Parties, constitutes a legal, valid and binding agreement of such Partnership Party, enforceable against such Partnership Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c) Partnership Managing GP has approved this Agreement and the transactions contemplated by this Agreement and directed that this Agreement and the Merger be submitted to a vote or written consent of Unitholders as required under Section 17-211 of the DRULPA. The Board of Directors, upon the unanimous recommendation of its Special Committee, at a meeting duly called and held, has, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Partnership and the Unitholders (excluding the Purchasing Group), (ii) approved the Merger and this Agreement and (iii) recommended that this Agreement and the Merger be approved by the Unitholders (such recommendation, including the recommendation of the Special Committee, the “Recommendation”).

(d) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii) and (iii) below that would not, individually or in the aggregate, have a Partnership Material Adverse Effect, neither the execution and delivery by the Partnership Parties of this Agreement, nor the consummation by the Partnership Parties of the transactions contemplated hereby and the performance by the Partnership Parties of this Agreement will (i) subject to obtaining the Unitholder Approval, violate or conflict with any provision of the organizational or governing documents of the Partnership Parties or the Subsidiaries of the Partnership; (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract which any of the Partnership Parties or their respective Subsidiaries is a party or by or to which any of their properties are bound; (iii) result in the creation of an Encumbrance upon any of the assets of any of the Partnership Parties or the Subsidiaries of the Partnership; or (iv) subject to obtaining the Unitholder Approval and the governmental filings and other matters referred to in Section 3.3(e), violate or conflict in any material respect with any material Law applicable to the Partnership Parties or their respective Subsidiaries.

(e) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to the Partnership Parties or the Subsidiaries of the Partnership in connection with the execution and delivery of this Agreement by the Partnership Parties or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) an information statement relating to the adoption by the Unitholders of this Agreement (as amended or supplemented from time to time, the “Information Statement”) and a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Partnership or any of its Subsidiaries is qualified to do business, (iii) any filings with and approvals of the NYSE MKT, (iv) approval of the Settlement Agreement by the Court and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not (A) reasonably be expected to have a Partnership Material Adverse Effect or (B) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 3.4 SEC Reports and Compliance.

(a) The Partnership has filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the SEC since January 1, 2013 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Partnership SEC Documents”). As of their respective dates, or, if revised, amended, supplemented or superseded by a later-filed Partnership SEC Document, as of the date of the last such revision, amendment, supplement or superseding filing, the Partnership SEC Documents complied in all material respects, to the extent in effect at the time of such filing, with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Partnership SEC Documents. None of the Partnership SEC Documents so filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Partnership included in or incorporated by reference into the Partnership SEC Documents (the “Partnership Financial Statements”) fairly present, in all material respects, the consolidated financial position of the Partnership and its Subsidiaries as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be specified therein or in the notes thereto).

Section 3.5 No Undisclosed Liabilities. Neither the Partnership nor any of its Subsidiaries has any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature that is not accrued or reserved against in the Partnership Financial Statements filed prior to the execution of this Agreement or reflected in the notes thereto, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2012 or (b) liabilities of the Partnership or any of its Subsidiaries that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.6 Opinion of Financial Advisor. The Special Committee has received the written opinion of Centerboard Securities, LLC, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the Unitholders (other than the Purchasing Group).

Section 3.7 State Takeover Laws. No approvals are required under state takeover or similar laws in connection with the performance by the Partnership Parties or their Affiliates of their obligations under this Agreement or the transactions contemplated hereby or thereby.

Section 3.8 Finders or Brokers. Except for Centerboard Securities, LLC, none of the Partnership Parties (including through its respective board of directors (or similar governing body) or any committee thereof) has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.9 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article III and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Partnership Parties nor any other Person on behalf of the Partnership Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

(b) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Partnership Parties has relied on any representation or warranty, express or implied, with respect to the Parent Parties or with respect to any other information provided or made available to the Partnership Parties in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in a section of the disclosure schedule delivered concurrently herewith by Parent to the Partnership Parties immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the applicable sections of this Article IV to which such disclosure applies (provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Parent Parties hereby represent and warrant, jointly and severally, to the Partnership Parties as follows:

Section 4.1 Qualification: Organization.

(a) Each of the Parent Parties is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each of the Parent Parties has all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Parent Parties is duly registered or qualified to do business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The organizational or governing documents of the Parent Parties, as previously made available to the Partnership Parties, are in full force and effect. None of the Parent Parties is in violation of its organizational or governing documents.

Section 4.2 Authority; No Violation; Consents and Approvals.

(a) Each of the Parent Parties has all requisite limited liability company, limited partnership or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company, limited partnership or corporate action on the part of such Parent Party, and no other limited liability company, limited partnership or corporate proceedings on the part of a Parent Party are necessary to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof by the Partnership Parties, constitutes a legal, valid and binding agreement of such Parent Party, enforceable against such Parent Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii) and (iii) below that would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the execution and delivery by the Parent Parties of this Agreement, nor the consummation by the Parent Parties of the transactions contemplated hereby and the performance by the Parent Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Parent Parties; (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which any of the Parent Parties is a party or by or to which any of their properties are bound; (iii) result in the creation of an Encumbrance upon any of the assets of any of the Parent Parties; or (iv) violate or conflict in any material respect with any material Law applicable to the Parent Parties.

(d) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to the Parent Parties in connection with the execution and delivery of this Agreement by the Parent Parties or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) the Information Statement and the Schedule 13E-3, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Partnership or any of its subsidiaries is qualified to do business, (iii) any filings with and approvals of the NYSE MKT, (iv) approval of the Settlement Agreement by the Court and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not (A) reasonably be expected to have a Parent Material Adverse Effect or (B) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 4.3 Intentionally Omitted.

Section 4.4 Solvency. As of the Effective Time and immediately after the consummation of the Merger, the Parent Parties and each of their Affiliates, including the Partnership, shall be solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Parent Parties and each of their Affiliates, including the Partnership. In connection with the transactions contemplated hereby, the Parent Parties and their Affiliates have not incurred, nor plan to incur, debts beyond its ability to pay as they become absolute and matured. As of the Effective Time and immediately after the consummation of the Merger, the remaining capital of the Parent Parties and their Affiliates will be a reasonable amount for the business in which they are engaged.

Section 4.5 Ownership and Operations of Merger Sub. As of the date of this Agreement, all of the issued and outstanding equity interests of Merger Sub are, and at the Effective Time will be, owned by Parent, and such equity interests of Merger Sub have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Merger Sub and are fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).

Section 4.6 Certain Arrangements. As of the date of this Agreement and except as contemplated by this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between the Parent Parties or any of their respective Affiliates, on the one hand, and any member of the Partnership Parties’ management or directors, on the other hand, as of the date hereof that relate in any way to the Partnership Parties’ or the Merger or (ii) between the Parent Parties or any of their respective Affiliates, on the one hand, and any other Person, on the other hand, pursuant to which any Unitholder of the Partnership would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any Unitholder of the Partnership agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Alternative Proposal.

Section 4.7 No Third Party Transaction. Neither the Parent Parties nor any of the respective Affiliates have entered into any agreement, arrangement or understanding with any third party concerning the possible sale of the Surviving Entity, equity interests in the Surviving Entity or all or substantially all the assets of the Surviving Entity to a third party after the Merger has been consummated.

Section 4.8 Finders or Brokers. None of the Parent Parties has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.9 Access to Information; No Other Representations or Warranties; Disclaimer.

(a) Each of Parent and Merger Sub has conducted its own investigations of the Partnership Group Entities and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Partnership Group Entities for such purpose.

(b) Except for the representations and warranties contained in this Article IV and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Parent Parties nor any other Person on behalf of the Parent Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

(c) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, neither Parent nor Merger Sub has relied on any representation or warranty, express or implied, with respect to the Partnership Group Entities or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. None of the Partnership Group Entities nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Intentionally Omitted.

Section 5.2 Intentionally Omitted.

Section 5.3 No Solicitation.

(a) The Partnership Parties agree that from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Partnership Parties shall not, and shall cause their officers, directors, employees, agents and representatives (“Representatives”) not to, directly or indirectly,

(i) initiate, solicit, encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal;

(ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Partnership Group Entities, in connection with, or have any discussions with any person relating to, an Alternative Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, in each case, other than with the Parent Parties;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or

(iv) resolve to propose or agree to do any of the foregoing.

(b) Intentionally Omitted.

(c) Intentionally Omitted.

(d) Intentionally Omitted.

(e) Neither the Board of Directors nor the Special Committee shall (i) withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, the Recommendation or (ii) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Alternative Proposal or enter into a definitive agreement with respect to an Alternative Proposal (any of the actions set forth in the foregoing clause (i) or clause (ii), whether taken by the Board of Directors or any committee thereof, a “Change in Recommendation”).

(f) Intentionally Omitted.

(g) Nothing contained in this Agreement shall prohibit the Partnership Parties, the Board of Directors or the Special Committee from complying with the Exchange Act, including disclosing to the Unitholders of the Partnership a position contemplated by Rules 14d-9 and 14e-2(a) promulgated thereunder.

(h) Intentionally Omitted.

(i) As used in this Agreement:

(i) “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than the Parent Parties relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving any Partnership Group Entity, (ii) the issuance by the Partnership of (A) any general partner interest or (B) any class of equity interest in the Partnership constituting more than 30% of such class of equity interest in the Partnership or (iii) the acquisition in any manner, directly or indirectly, of (A) any general partner interest of the Partnership, (B) any class of equity interest in the Partnership constituting more than 30% of such class of equity interest in the Partnership or (C) more than 30% of the consolidated total assets of the Partnership Group Entities (including equity interests in any Subsidiary or Partially Owned Entity of the Partnership), in each case other than the Merger.

(ii) “Intervening Event” means a material event, change, development, effect, fact, circumstance or occurrence that was not known or reasonably foreseeable to the Board of Directors or the Special Committee as of the date of this Agreement, which becomes known prior to the Unitholder Approval.

Section 5.4 Preparation of Information Statement and Schedule 13E-3.

(a) In cooperation with and subject to the review of the Special Committee, promptly following the date of this Agreement, the Partnership Parties shall prepare and file with the SEC the Information Statement, and the Partnership Parties and Parent shall prepare and file with the SEC the Schedule 13E-3. The Partnership Parties and Parent shall cooperate with each other in connection with the preparation of the foregoing documents. The Partnership Parties will use their commercially reasonable efforts to have the Information Statement, and the Partnership Parties and Parent will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Partnership Parties will use their commercially reasonable efforts to cause the Information Statement to be mailed to the Unitholders of the Partnership as promptly as practicable after the Information Statement is cleared by the SEC. The Partnership Parties shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Information Statement or Schedule 13E-3. The Partnership Parties shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Information Statement (including each amendment or supplement thereto) and the Partnership Parties and Parent shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Partnership Parties and Parent will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Partnership counsel shall, at the instruction of the Partnership Parties, prepare and file with the SEC the Schedule 13E-3, Information Statement and all other documents required to be filed in connection therewith.

(b) Each of the Partnership Parties and the Parent Parties agrees that none of the information supplied or to be supplied by such party or its Affiliates for inclusion or incorporation by reference (i) in the Information Statement will at the time of the mailing of the Information Statement to the Unitholders and at the time of any amendments thereof or supplements thereto, and (ii) in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Information Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Intentionally Omitted.

Section 5.5 Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) The Partnership Parties and Parent Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Partnership Parties and Parent Parties shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Information Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement.

(c) The Partnership Parties shall give prompt notice to Parent and the Purchasing Group, and Parent and the Purchasing Group shall give prompt notice to the Partnership Parties, of (i) the receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) the receipt of any notice or other communication from any Governmental Entity or the NYSE MKT (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would be reasonably likely to cause or result in any of the conditions set forth in Article VII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or limit the remedies available to the party receiving such notice.

Section 5.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Partnership Parties (acting through the Special Committee). Thereafter, so long as this Agreement is in effect, none of the Partnership Parties or Parent Parties, nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.7 Indemnification and Insurance.

(a) The partnership agreement of the Surviving Entity shall, with respect to indemnification of directors and officers, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Partnership Agreement in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the Indemnified Parties as provided in the Partnership Agreement, under applicable Delaware law, or otherwise, shall continue in full force and effect in accordance with their terms after the Effective Time.

(c) For a period of five (5) years after the Effective Time, Parent and Partnership Managing GP shall, and Parent and Partnership Managing GP shall cause the Surviving Entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the Partnership Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the Partnership Group Entities as a director, officer, trustee or fiduciary of another Person (collectively, the “Indemnified Parties”) who are or at any time prior to the Effective Time were covered by the existing officers’ and directors’ liability insurance applicable to the Partnership Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time). Parent and the Partnership Managing GP shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a five-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.7(c).

(d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the governing documents of any Partnership Group Entity, under applicable Delaware Law, under any applicable agreements, by contract or otherwise. The provisions of this Section 5.7 shall survive the consummation of the Merger and expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties.

(e) In the event Parent, Partnership Managing GP or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent or Partnership Managing GP, as the case may be, shall cause proper provision to be made so that its successors or assigns shall assume the obligations set forth in this Section 5.7.

Section 5.8 Unitholder Litigation. The Partnership Parties shall give Parent the opportunity to participate in the defense or settlement of any litigation arising out of or related to the transactions contemplated by this Agreement against any of the Partnership Parties and/or their respective directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.9 Delisting. The Partnership and Parent shall cooperate and use reasonable best efforts to cause the delisting of the Units from the NYSE MKT and the deregistration of such Units as promptly as practicable following the Effective Time in compliance with applicable Law.

Section 5.10 No Financing Commitment. For the avoidance of doubt, it shall not be a condition to the obligations of the Parent Parties to effect the Merger for the Parent Parties to obtain financing to enable them to make payment of the aggregate Merger Consideration and the Parent Parties’ related fees and expenses or any other financing.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Partnership Parties shall take such steps, to the extent required and permitted, to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Partnership by each individual who is or will be subject to the reporting requirements of

Section 16(a) of the Exchange Act with respect to the Partnership, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of each of the following conditions:

(a) the Unitholder Approval of this Agreement and the Merger shall have been obtained;

(b) Final Approval (as such term is defined in the Settlement Agreement) of the Settlement Agreement;

(c) since the date hereof, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or would reasonably be expected to have a Partnership Material Adverse Effect; and

(d) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect;

Section 6.2 Conditions to Obligation of the Partnership Parties to Effect the Merger. The obligations of the Partnership Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Partnership Parties (acting through the Special Committee):

(a) the representations and warranties of the Parent Parties contained in Section 4.1(a) (Qualification; Organization) and Section 4.2 (Authority; No Violation; Consents and Approvals) shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Parent Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;

(b) the Parent Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Parent Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them; and

(c) Parent shall have delivered to the Partnership Parties a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Parent Parties:

(a) (i) the representations and warranties of the Partnership Parties contained in Section 3.1(b) (Qualification, Organization, Subsidiaries, Etc.), Section 3.2 (Capitalization) and Section 3.3 (Authority; No Violation; Consents and Approvals) shall be true and correct in all respects, except, in the case of Section 3.2, for such inaccuracies as are de minimis in the aggregate, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Partnership Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Partnership Material Adverse Effect qualifiers therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Partnership Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period; provided, further, that the representations and warranties referenced in clauses (i) and (ii) shall not be deemed to be inaccurate to the extent that the Parent Parties, J.D. Nichols or Brian Lavin had knowledge of such inaccuracy;

(b) the Partnership Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Partnership Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them; and

(c) the Partnership Parties shall have delivered to the Parent Parties a certificate, dated the Effective Time and signed by an executive officer of the Partnership Managing GP, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Unitholders of the Partnership:

(a) by the mutual written consent of the Partnership Parties (acting through the Special Committee) and the Parent Parties;

(b) by either the Partnership Parties (acting through the Special Committee) or the Parent Parties, if:

(i) the Effective Time shall not have occurred on or before September 30, 2014 (the “Outside Date”), unless the failure of the Closing to occur by the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(ii) an injunction, other legal restraint or order of any Governmental Entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all material respects with its obligations in Section 5.5;

(iii) Intentionally Omitted; or

(iv) the Court does not grant Final Approval (as such term is defined in the Settlement Agreement) of the Settlement Agreement;

(c) by the Partnership Parties (acting through the Special Committee), if the Parent Parties shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate with other breaches by the Parent Parties, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice of such breach or failure to perform to the Parent Parties; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Partnership Parties if, at such time, a condition set forth in Section 6.3 is not capable of being satisfied; or

(d) by the Parent Parties, if any Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate with other breaches by the Partnership Parties, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.3, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice of such breach or failure to perform to the Partnership Parties; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Parent Parties if, at such time, a condition set forth in Section 6.2 is not capable of being satisfied.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate and become null and void (except for the provisions of Sections 7.2 and 7.3 and Article VIII), and there shall be no liability on the part of the Partnership Parties or the Parent Parties to the other except as provided in Section 7.3 and Article VIII, except that no such termination shall relieve any party from liability arising out of any knowing, willful or intentional breach of any provision of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Expenses. Except as provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Information Statement and (ii) all fees relating to SEC filings required by the transactions contemplated herein (which fees and expenses shall be borne, in each case, equally by the Partnership Parties and the Parent Parties), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 5.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership Parties (acting through the Special Committee) and the Parent Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Unitholder Approval, if any such amendment or waiver shall by the Partnership Agreement, applicable Law or in accordance with the rules and regulations of the NYSE MKT require further approval of the Unitholders of the Partnership, the effectiveness of such amendment or waiver shall be subject to the approval of the Unitholders of the Partnership. Notwithstanding the foregoing, no failure or delay by the Partnership Parties or the Parent Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.3 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or electronic transmission (with confirmation by telephone or return facsimile or electronic transmission), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified by like notice):

To Parent or Merger Sub:

NTS Realty Capital, Inc.
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Attention: Brian F. Lavin
Facsimile: (502) 426-4994
Email: blavin@ntsdevco.com

with copies to:

Fore, Miller & Schwartz
200 South Fifth Street, Suite 700 North
Louisville, KY 40202
Attention: Stephen H. Miller
Facsimile: (502) 589-1637
Email: smiller@stephenhmiller.com

To Partnership Managing GP, Partnership or Special Committee:

NTS Realty Capital, Inc.
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Attention: Mark D. Anderson
Email: mark@andersonrealestcap.com

with copies to:

Stites & Harbison PLLC
400 West Market Street, Suite 1800
Louisville, KY 40202
Attention: C. Craig Bradley, Jr.
Email: cbradley@stites.com
Facsimile: (502) 587-6391

and

Taft Stettinius & Hollister LLP
111 East Wacker Drive, Suite 2800
Chicago, IL 60601
Attention: Cezar M. Froelich
Facsimile: (312) 527-9897
Email: cfroelich@taftlaw.com

Section 8.4 Interpretation; Construction; Severability.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

(d) In the event of any conflict between this Agreement and the Settlement Agreement or any Court Order relating thereto, the terms of the Settlement Agreement or Court Order, as applicable, shall control.

Section 8.5 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy.

Section 8.8 Assignment: Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules, documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.7 and except for the rights of Unitholders whose Units are converted into the right to receive the Merger Consideration pursuant to Section

2.1 to receive such Merger Consideration after the Effective Time, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.12 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement (a) each of the Parent Parties and their respective members and managers and their Affiliates shall not be deemed to be an Affiliate of the Partnership or any of the Subsidiaries of Partnership, and (b) none of the Partnership or any of the Subsidiaries of Partnership shall be deemed to be an Affiliate of the Parent Parties. In addition, for purposes of this Agreement, each member of the Purchasing Group shall be treated as an Affiliate of the Parent Parties.

(b) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(c) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(d) “Court” means the Jefferson County Circuit Court of the Commonwealth of Kentucky.

(e) “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

(f) “Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable party.

(g) “Knowledge” or “knowledge” means (i) with respect to Parent, the knowledge of the individuals listed on Section 8.12(f)(i) of the Parent Disclosure Schedule and (ii) with respect to the Partnership Parties, the knowledge of the individuals listed on Section 8.12(f)(ii) of the Partnership Disclosure Schedule.

(h) “Law” or “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE MKT).

(i) “Limited Partner” has the meaning set forth in the Partnership Agreement.

(j) “Net Settlement Fund” means Seven Million Four Hundred and One Thousand, Four Hundred and Eighty-Seven Dollars ($7,401,487) less any and all amounts payable in respect of attorneys’ fees and reimbursement of expenses to plaintiffs’ counsel or an incentive award for plaintiffs.

(k) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(l) “organizational or governing documents” means, for a corporation, the certificate of incorporation (or similarly-titled document of equivalent effect) and bylaws; for a partnership, the certificate of limited partnership (or similarly-titled document of equivalent effect) and partnership agreement; for a limited liability company, the certificate of formation (or similarly-titled document of equivalent effect) and limited liability company agreement; and for other business entities, certificates and documents of equivalent effect.

(m) “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

(n) “Partially Owned Entity” means, with respect to a specified person, any other person that is not a Subsidiary of such specified person but in which such specified person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).

(o) “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 29, 2005, as amended from time to time.

(p) “Partnership Group Entities” means the Partnership Parties and each direct or indirect Subsidiary and Partially Owned Entity of the Partnership.

(q) “Partnership Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of the Partnership Parties and the Subsidiaries of the Partnership, taken as a whole, or (ii) the ability of the Partnership Parties to perform their obligations hereunder or to consummate the Merger and the other transactions contemplated hereby; provided, however, that a Partnership Material Adverse Effect shall not include (A) facts, circumstances, events, changes, effects or occurrences (I) generally affecting the industries in which the Partnership Parties operate, (II) generally affecting the economy or the financial or securities markets in the United States or globally (including interest rates), (III) generally affecting regulatory or political conditions in the United States, (IV) caused by compliance with the terms of this Agreement (including omissions required by this Agreement), (V) caused by the announcement or pendency of the Merger (including litigation brought by any Unitholders of the Partnership (on their own behalf or on behalf of the Partnership) or (VI) caused by any action taken or omitted to be taken by an officer of a Partnership Party at the direction of any of the Parent Parties or any member of the Purchasing Group (except, with respect to each of J.D. Nichols and Brian Lavin, (1) in his capacity as part of, (2) in accordance with authority delegated to him by, or (3) as otherwise authorized by, the Board of Directors or any committee thereof); (B) changes in applicable Laws or generally accepted accounting principles after the date hereof, (C) a decrease in the market price of the Units; (D) any failure by the Partnership Parties to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings; or (E) any decrease in distributions in respect of the Units; (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement; or (J) any hurricane, tornado, flood, earthquake or other natural disaster; except, in the case of clauses (A)(I), (A)(II), (A)(III), (F) and (J) of this definition, for any fact, circumstance, event, change, effect or occurrence that has a disproportionate effect of the Partnership Parties and the Subsidiaries of the Partnership, taken as a whole, relative to other participants in the industries in which the Partnership Parties operate.

(r) “Partnership Non-Managing GP” means NTS Realty Partners, LLC, a Delaware limited liability company.

(s) “Permitted Encumbrances” means (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens imposed by law arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) liens, security interests, charges or other encumbrances imposed by law for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business by the relevant person and its subsidiaries, and (vi) liens, title defects, preferential rights or other encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by the relevant person and its subsidiaries.

(t) “person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(u) “Purchasing Group” means (i) J.D. Nichols; (ii) Brian Lavin; (iii) NTS Realty Capital, Inc.; (iv) NTS Realty Partners, LLC; (v) ORIG, LLC; (vi) Ocean Ridge Investments, Ltd.; (vii) BKK Financial, Inc.; (viii) The J.D. Nichols Irrevocable Trust for My Daughters; (ix) The J.D. Nichols Irrevocable Trust for My Grandchildren; (x) Kimberly Ann Nichols; (xi) Zelma Nichols; and (xii) Brickwood, LLC.

(v) “Settlement Agreement” means that certain Stipulation and Agreement of Compromise, Settlement and Release related to Dannis, Stephen, et al. v. Nichols, J.D., et al., Case No. 13-CI-00452 pending in Jefferson County Circuit Court of the Commonwealth of Kentucky, the entirety of which is incorporated by reference into this Agreement.

(w) “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(x) “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such person, or (ii) such person or any Subsidiary of such person is a general partner.

(y) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(z) “Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aa) “Unit” means has the meaning set forth in the Partnership Agreement or, with respect to an interest or former interest in a predecessor of the Partnership that was or is exchangeable for Units or any right to such an exchange, such interest, former interest or right.

(bb) “Unitholder” means the holder of a Unit, an interest or former interest in a predecessor of the Partnership that was or is exchangeable for Units or any right to such an exchange, as applicable.

(cc) “Unitholder Approval” means approval of at least a majority of the outstanding Units voting together as a single class.

(dd) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Proposal	Section 5.3(i)(i)
Board of Directors	Recitals
Book-Entry Units	Section 2.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Change in Recommendation	Section 5.3(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
D&O Insurance	Section 5.7(c)
Delaware Action	Recitals
Delaware Court	Recitals
Directors Plan	Section 2.1(a)
DLLCA	Section 1.1
DRULPA	Section 1.1
Effective Time	Section 1.3
Exchange Act	Section 3.3
Exchange Fund	Section 2.2(a)
GAAP	Section 3.4(b)
Indemnified Parties	Section 5.7(c)
Information Statement	Section 3.3(e)
Intervening Event	Section 5.3(i)(ii)
Kentucky Action	Recitals
Letter of Transmittal	Section 2.2(b)(i)
Merger	Recitals
Merger Consideration	Section 2.1(a)

Merger Sub	Preamble
Outside Date	Section 7.1(b)(i)
Original Merger	Recitals
Original Merger Agreement	Recitals
Original Merger Consideration	Recitals
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Partnership	Preamble
Partnership Disclosure Schedule	Article III
Partnership Financial Statements	Section 3.4(b)
Partnership Managing GP	Preamble
Partnership Parties	Preamble
Paying Agent	Section 2.2(a)
Recommendation	Section 3.3(c)
Remaining Interests	Section 2.1(b)
Representatives	Section 5.3(a)
Schedule 13E-3	Section 3.3(e)
SEC	Section 3.3(e)
Securities Act	Section 3.4(a)
SOX	Section 3.4(a)
Special Committee	Recitals
Surviving Entity	Section 1.1

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

NTS MERGER PARENT, LLC By: Name: Brian F. Lavin Title: Manager

NTS MERGER SUB, LLC By: Name: Brian F. Lavin Title: Manager

NTS REALTY HOLDINGS LIMITED PARTNERSHIP By: NTS REALTY CAPITAL, INC., its managing general partner By: Name: Mark D. Anderson Title: Chairman of the Special Committee

NTS REALTY CAPITAL, INC. By: Name: Mark D. Anderson Title: Chairman of the Special Committee

EXHIBIT B

13-CI-00452
JEFFERSON CIRCUIT COURT
DIVISION FOUR (4)
HON. CHARLES L. CUNNINGHAM, JR.

STEPHEN J. DANNIS, et al.,	PLAINTIFFS

PRELIMINARY APPROVAL ORDER

J. D. NICHOLS, et al.	DEFENDANTS

Plaintiffs (“Plaintiffs”), by Plaintiffs’ Counsel and Defendants, NTS Realty Holdings Limited Partnership, NTS Realty Capital, Inc., J. D. Nichols, Brian Lavin, NTS Merger Parent, LLC, Mark Anderson, John Daly, Sr. and John Lenihan (collectively, “Defendants,” and together with Plaintiffs, the “Parties”) having applied pursuant to Kentucky Rule of Civil Procedure 23 for an order approving the proposed settlement of the above-captioned class action (the “Action”) and determining certain matters in connection with the proposed settlement of the Action (the “Settlement”) and for dismissal of the Action with prejudice, in accordance with the terms and conditions of the Stipulation and Agreement of Compromise, Settlement and Release entered into by the Parties and dated February ___, 2014 (the “Stipulation”).

Now, upon consent of the Parties after review and consideration of the Stipulation and the Exhibits annexed thereto filed in the Jefferson Circuit Court, Division Four (4), the Honorable Charles L. Cunningham presiding (the “Court”) and after due deliberation:

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this ____ day of February, 2014 that:

1.  For settlement purposes only, and pending the Final Settlement Hearing (defined below), the Action is temporarily certified as a non-opt out class pursuant to Kentucky Rule of Civil Procedure 23, composed of any and all record holders and beneficial owners of NTS

Partnership units, and any holder of any current or former right, upon due surrender of any equity or interest in a predecessor partnership that was merged with and into NTS and delivery of related documentation in connection with such surrender, to exchange such equity or interest for NTS Partnership units, other than the Excluded Unitholders (as that term is defined in the Stipulation), their respective successors in interest, successors, predecessors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them together with their predecessors and successors and assigns, who held units of NTS at any time between December 28, 2012 and [the date of Final Approval] (the “Class”).

2.  A final settlement hearing (the “Final Settlement Hearing”) shall be held on April 24, 2014 at 1:00 p.m. to:

a.  determine whether the preliminary class action certification herein should be made final;

b.  determine whether the Settlement should be approved by the Court as fair, reasonable, adequate and in the best interests of the Class;

c.  determine whether an Order and Final Judgment should be entered pursuant to the Stipulation;

d.  consider Plaintiffs’ Counsel’s application for an award of attorneys’ fees and expenses and an incentive award to Plaintiffs;

e.  rule on such other matters as the Court may deem appropriate.

3.  The Court reserves the right to adjourn the Final Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees and

2

reimbursement of legal expenses and an incentive award to Plaintiffs, without further notice of any kind other than oral announcement at the Final Settlement Hearing or any adjournment thereof.

4.  The Court reserves the right to approve the Settlement at or after the Final Settlement Hearing with such modification(s) as may be consented to by the Parties to the Stipulation and without further notice to the Class.

5.  Within thirty (30) days after the date of this Order, NTS shall cause a notice of the Final Settlement Hearing, in substantially the form annexed as Exhibit B to the Stipulation (the “Notice”) to be mailed to all unitholders of record that are members of the Class at their last known address appearing in the transfer records maintained by or on behalf of NTS. All unitholders of record in the Class who were not also the beneficial owners of the units of NTS held by them of record shall be requested to forward the Notice to such beneficial owners of those units. NTS shall use reasonable efforts to give notice to such beneficial owners by making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests the same for distribution to beneficial owners.

6.  The form and method of the Notice herein is the best notice practicable and constitutes due and sufficient notice of the Final Settlement Hearing to all persons entitled to receive such a Notice. Counsel for NTS, at least ten (10) business days prior to the Final Settlement Hearing described herein, shall file with the Court an appropriate affidavit with respect to the preparation, mailing and publication of the Notice.

7.  All proceedings in the Action, other than continuing discovery as set forth in the Stipulation and such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of the Court. Pending final

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determination of whether the Settlement should be approved, Plaintiffs, and all members of the Class, are barred and enjoined from commencing or prosecuting any action asserting either directly, representatively, derivatively, or in any other capacity, any Released Claims as defined in the Stipulation.

8.  Any member of the Class who objects to the Settlement, the Order and Final Judgment to be entered in the Action, and/or Plaintiffs’ Counsels’ application for attorneys’ fees, or who otherwise wishes to be heard, may appear in person or by such member’s attorney at the Final Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that, except for good cause shown, no person shall be heard and no papers, briefs, pleadings or other documents submitted by any person shall be considered by the Court unless not later than ten (10) business days prior to the Final Settlement Hearing such person files with the Court and serves upon counsel listed below: (a) a written notice of intention to appear; (b) a statement of such person’s objections to any matters before the Court; and (c) the grounds for such objections and the reasons that such person desires to appear and be heard, documentation evidencing membership in the class as well as all documents or writings such person desires the Court to consider. Such filings shall be filed with the Clerk of the Jefferson Circuit Court and served upon the following counsel:

Ethan D. Wohl Sara J. Wigmore Wohl & Fruchter LLP 570 Lexington Avenue 16th Floor New York, NY 10022 Co-Lead Counsel for Plaintiffs
Cezar M. Froelich
James D. Wilson
Brett Nolan
Taft Stettinius & Hollister LLP
111 East Wacker Drive
Suite 2800
Chicago, IL 60601
Counsel for NTS Realty Holdings Limited Partnership and NTS Realty Capital, Inc.

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Shane Rowley Justin Sherman Levi & Korsinsky, LLP 30 Broad Street 24th Floor New York, NY 10004 Co-Lead Counsel for Plaintiffs
Stephen H. Miller
Jeffrey G. Stovall
Fore, Miller & Schwartz
Suite 700 North, First Trust Centre
200 South Fifth Street
Louisville, KY 40202
Counsel for J. D. Nichols, Brian Lavin and NTS Merger Parent, LLC

J. Gregory Joyner Tyler F. Stebbins Naber Joyner & Associates 462 South Fourth Avenue Suite 1730 Louisville, KY 40202 Liaison Counsel for Plaintiffs	Charles J. Cronan, IV Clark C. Johnson Amber D. Nicely Stites & Harbinson, PLLC 400 West Market Street Suite 1800 Louisville, KY 40202 Counsel for Mark Anderson, John Daly, Sr. and John Lenihan

Margaret E. Keane
Eric L. Ison
Jared A. Cox
Bingham, Greenebaum Doll, LLP
3500 National City Tower
101 South Fifth Street
Louisville, KY 40202
Liaison Counsel For Defendants NTS Realty Holdings Limited Partnership and NTS Realty Capital, Inc.

9.  Unless the Court otherwise directs, no person shall be entitled to object to the approval of the Settlement, any judgment entered thereon, the adequacy of the representation of the Class by Plaintiffs’ Counsel, any award of attorneys’ fees, or otherwise be heard, except by serving and filing a written objection and supporting papers and documents as described in Paragraph 8. Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objections in this or any other action or proceeding.

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10.  If the Settlement, including any amendment made in accordance with the Stipulation, is not approved by the Court or shall not become effective for any reason whatsoever, the Settlement (including any modification thereof made with the consent of the Parties as provided for in the Stipulation), and preliminary Class certification herein and any actions taken or to be taken in connection therewith (including this Order and any judgment entered herein) shall be terminated and shall become void and of no further force or effect, except for the obligation of NTS or its successor entity to pay for any expenses incurred in connection with the Notice and administration provided for by this Preliminary Approval Order. In that event, neither the Stipulation, nor any provision contained in the Stipulation, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party shall be deemed an admission or received as evidence in this or any other action or proceeding.

Charles L. Cunningham, Jr. Circuit Judge

1265641_3.DOCX
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EXHIBIT C

13-CI-00452
JEFFERSON CIRCUIT COURT
DIVISION FOUR (4)
HON. CHARLES L. CUNNINGHAM, JR.

STEPHEN J. DANNIS, et al.	PLAINTIFFS

NOTICE OF PENDENCY OF CLASS ACTION, PROPOSED SETTLEMENT, SETTLEMENT HEARING AND RIGHT TO APPEAR

J. D. NICHOLS, et al.	DEFENDANTS

TO:	ALL RECORD AND BENEFICIAL OWNERS OF NTS REALTY HOLDINGS LIMITED PARTNERSHIP (NYSE MKT: NLP) UNITS AT ANY TIME BETWEEN AND INCLUDING DECEMBER 28, 2012 AND FINAL APPROVAL OF THE SETTLEMENT HEREIN.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.  THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF A LAWSUIT AND CONTAINS IMPORTANT INFORMATION.  YOUR RIGHTS WILL BE AFFECTED BY THESE LEGAL PROCEEDINGS.  IF THE COURT APPROVES THE PROPOSED SETTLEMENT OF THIS LAWSUIT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS, AND ADEQUACY OF THE PROPOSED SETTLEMENT AND RELATED MATTERS, AND FROM PURSUING THE SETTLED CLAIMS (AS DEFINED HEREIN).

IF YOU WERE NOT THE BENEFICIAL OWNER OF NTS PARTNERSHIP UNITS BUT HELD SUCH UNITS FOR A BENEFICIAL OWNER, PLEASE TRANSMIT THIS DOCUMENT PROMPTLY TO SUCH BENEFICIAL OWNER.

* * * * *

The Purpose of this Notice

This Notice, which is sent pursuant to Rule 23 of the Kentucky Rules of Civil Procedure and pursuant to an Order of the Jefferson Circuit Court (the “Court”) entered in the above-captioned action, describes the proposed settlement of class action lawsuits against NTS Realty Holdings Limited Partnership (“NTS” or the “Company”), NTS Realty Capital, Inc., J. D. Nichols, Brian Lavin, NTS Merger Parent, LLC, Mark Anderson, John Daly, Sr. and John Lenihan (collectively the “Defendants”) whereby all of the NTS limited partnership units (the “Units”), other than Units owned by Messrs. Nichols and Lavin and certain of their affiliates (the “Purchasers”) would be canceled and automatically converted into the right to receive a cash payment equal to $7.50 per Unit, plus a pro rata share of the Net Settlement  Fund (as defined below) (the “Merger”).

The lawsuits (defined below as the “Action” or “Actions”) are brought on behalf of a proposed class (the “Class”) consisting of all record holders and beneficial owners of NTS Units (other than those owned or controlled by the Purchasers) as well as their respective successors in interest, successors, predecessors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, together with their predecessors and successors and assigns, who held such Units of NTS at any time between December 28, 2012 (the date NTS announced the Original Merger Agreement) and final approval of the proposed settlement herein.

The purpose of this Notice is to inform you of a proposed settlement (the “Settlement”) of the Action and of a hearing to be held on April 24, 2014, at 1:00 p.m (the “Final Settlement Hearing”).  The purpose of the Final Settlement Hearing is to determine: (a) whether the Court

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should certify the Class for purposes of the Settlement; (b) whether the proposed Settlement of the Action on the terms and conditions provided for in the Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation”) is fair, reasonable, adequate, and in the best interests of the Class and should be approved by the Court; (c) whether the Order and Final Judgment provided for in the Stipulation should be ordered thereon; (d) whether the Court should grant the application of Plaintiffs’ Counsel for an award of attorneys’ fees and reimbursement of litigation expenses and an incentive award to Plaintiffs; and (e) such other matters as the Court may deem appropriate.

If you are a member of the Class, this Notice will inform you of how, if you so choose, you may enter your appearance in the Action or object to the proposed Settlement and have your objection heard at the Settlement Hearing.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY CLAIMS OR DEFENSES BY ANY OF THE PARTIES.  IT IS BASED ON STATEMENTS OF THE PARTIES AND IS SENT FOR THE SOLE PURPOSE OF INFORMING YOU OF THE EXISTENCE OF THIS ACTION AND OF A HEARING ON A PROPOSED SETTLEMENT SO THAT YOU MAY MAKE APPROPRIATE DECISIONS AS TO STEPS YOU MAY, OR MAY NOT, WISH TO TAKE IN RELATION TO THIS ACTION.

Background and Description of the Action

On December 28, 2012, NTS announced that it and NTS Realty Capital, Inc., NTS’s managing general partner (“Realty Capital”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with NTS Merger Parent, LLC (“Parent”), an entity controlled by the Company’s founder and Realty Capital’s Chairman, J.D. Nichols, and Realty Capital’s

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President and Chief Executive Officer, Brian F. Lavin, and NTS Merger Sub, LLC (“Merger Sub”), a wholly-owned subsidiary of Parent, and together with Mr. Nichols, Mr. Lavin, Parent and certain of their respective affiliates, the “Purchasers”).

Upon consummation of the transactions proposed in the Original Merger Agreement, Merger Sub would merge with and into NTS and NTS would continue as the surviving entity (the “Original Merger”).  Upon consummation of the Original Merger, all of the NTS limited partnership units (“Units”), other than Units owned by the Purchasers, would be canceled and converted automatically into the right to receive a cash payment equal to $7.50 per Unit (the “Original Merger Consideration”).

On January 25, 2013, the Kentucky Action was filed in the Court by NTS unitholders alleging, among other things, that Realty Capital’s board of directors had breached their fiduciary duties in connection with their consideration and approval of the Original Merger Agreement.

On February 4, 2013, NTS filed a Preliminary Proxy Statement on Schedule 14A with the Securities and Exchange Commission (“SEC”).

Between February 12, 2013 and February 15, 2013, two actions were filed in the Delaware Court of Chancery by NTS unitholders alleging, among other things, that Realty Capital’s board of directors had breached their fiduciary duties in connection with their consideration and approval of the Original Merger Agreement.  These actions, and their filing dates, are as follows:  R. Jay Tejera v. NTS Realty Holdings LP et al., Civil Action No. 8302-VCP, filed February 12, 2013 and Gerald A. Wells v. NTS Realty Holdings LP et al., Civil Action No. 8322-VCP, filed February 15, 2013.

On March 13, 2013, Plaintiffs filed an amended complaint in the Kentucky Action.

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On March 19, 2013, the Delaware Court of Chancery consolidated the Tejera and Wells complaints under the Tejera case number and the consolidated case caption of In Re NTS Realty Holdings Limited Partnership Unitholders Litigation (the “Delaware Action,” and with the Kentucky Action, the “Actions”; unless otherwise indicated “Plaintiffs” shall mean plaintiffs in both the Kentucky and Delaware Actions).

On April 12, 2013, Defendants filed motions to dismiss the amended complaint in the Kentucky Action.

On April 24, 2013, counsel appeared in the Kentucky Action and the court set a briefing schedule for hearing on the Motions to Dismiss.  After further consultation between counsel for all the parties in the Kentucky Action, counsel prepared an agreed order on May 31, 2013, allowing Plaintiffs to file a Second Amended Complaint, which order was entered June 7, 2013.

Pursuant to the June 7, 2013, order, the parties began discovery; wherein thousands of documents have been exchanged and reviewed by the parties.

On June 12, 2013, the Delaware Chancery Court granted a Stipulation and Order of Voluntary Dismissal as to Plaintiff R. Jay Tejera, dismissing the claims of Plaintiff R. Jay Tejera, without prejudice, in the Delaware Action.

On June 17 and 20, Defendants filed their Motions to Dismiss the Second Amended Complaint in the Kentucky Action.

On July 19, 2013, NTS filed an amended Preliminary Proxy Statement on Schedule 14A with the SEC.

In July 2013, Plaintiffs retained experts to review and investigate the values of the properties held by the Company, including receiving independent appraisals and valuations.

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In August, 2013, the parties entered into an agreement to stay additional discovery because of on-going negotiations.

During July and August, 2013, the Plaintiffs consulted with their experts and provided Defendants with valuations.

In August, 2013, the parties engaged in two days of extensive face-to-face negotiations with their experts present.  During those face-to-face negotiations, the Defendants provided Plaintiffs access to the principals of Centerboard Securities LLC (“Centerboard”) and allowed such individuals to be questioned regarding the fairness opinion written by Centerboard.

When those negotiations were unsuccessful, certain Defendants moved to terminate the hold on additional discovery on September 3, 2013.

On October 18, 2013, a special committee of Realty Capital’s board of directors delivered notice to Parent and Merger Sub informing Parent and Merger Sub that the special committee had determined to terminate the Original Merger Agreement.

In September, October and November, 2013 the Parties, through counsel, continued to negotiate in both face-to-face meetings and via telephone.

On or about November 20, 2013, the Court set a hearing for January 9, 2014 on Defendants’ Motions to Dismiss the Kentucky Action.

On the basis of all of the information produced, including publicly available information, the discovery materials described herein, the additional discovery described herein, and consultations with independent financial advisors retained by counsel, Plaintiffs in the Kentucky Action have determined that the Settlement described herein is fair, reasonable, adequate, and in the best interests of the Plaintiffs and the Class (as defined herein).

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Defendants each have denied, and continue to deny, that they have committed or aided and abetted the commission of any violation of law or engaged in any of the wrongful acts alleged in the Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties in connection with the Merger and the Merger Agreement and are entering into this Settlement solely to eliminate the burden and expense of further litigation.

In connection with settlement discussions and negotiations leading to this proposed Settlement, counsel for Plaintiffs and Defendants did not discuss the appropriateness or amount of any application by counsel for the Plaintiffs for an award of attorneys’ fees and expenses until the substantive terms of the proposed settlement on behalf of and for the benefit of the proposed Class were negotiated and agreed upon.

The Parties wish to settle and resolve the claims asserted by Plaintiffs and all claims relating to or arising out of the Original Merger Agreement, the Original Merger, the Amended Merger Agreement (as defined below) and related transactions (the “Proposed Transactions”), and the parties have, following arm’s-length negotiations, entered into a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation"), providing for the settlement of the Actions on the terms and subject to the conditions set forth below, and the parties believe the Settlement is in the best interests of the class.

Reasons for the Settlement

As set forth herein, the Settlement provides for the payment of additional per share consideration in the amount of $1.75 per share, net of certain fees, costs and expenses (as further discussed below).  After receiving discovery, including detailed financial information concerning the Company, its operational results, and future prospects, Plaintiffs believe that the settlement

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consideration is an excellent result and constitutes a fair, reasonable, and adequate basis upon which to resolve the claims asserted in the Action.

In reaching this determination, Plaintiffs determined that while the Purchasers might ultimately be prepared to proceed with the Merger at a higher price, there was a material risk that they would not, and that financial conditions could be less favorable for a transaction in the future.  Plaintiffs took into account that in the absence of a transaction, the remedies of Plaintiffs and the Class would involve pursuing litigation against the Purchasers and the Special Committee on the grounds that (i) ongoing payments by NTS to management companies affiliated with the Purchasers were unfair and (ii) the Special Committee had breached its fiduciary duties by terminating the Original Merger Agreement.  Plaintiffs also took into account that the trading price of the Units during the period after termination of the Original Merger Agreement was generally below $5.00 per Unit, and that the last closing price of the Units before the original offer by the Purchasers on August 31, 2012 was $3.07 per Unit.  All Defendants deny and continue to deny that they have committed or aided and abetted the commission of any unlawful or wrongful acts alleged in the Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary duties and other legal duties.  Defendants state that they have agreed to the Settlement solely because the Settlement will eliminate the burden and expense of further litigation.

Settlement Terms

In consideration for the full settlement and release of all Settled Claims (as defined below), NTS shall pay to each member of the Class, as hereinafter defined, in connection with the closing of the merger contemplated in the Amended Merger Agreement (“Merger”), (i) $7.50 per Unit, plus (ii) a share of the Net Settlement Fund (as defined below), divided pro rata among

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the Eligible Units (as defined below), at the time, subject to the conditions and pursuant to the procedures set forth in Section 2.2(b) of the Amended Merger Agreement.

The total number of Units held by the members of the Class is 4,229,421 (the “Eligible Units”), and the settlement consideration payable hereunder is $1.75 per Unit, resulting in a total settlement payment of Seven Million Four Hundred and One Thousand, Four Hundred and Eighty-Seven Dollars ($7,401,487) (the “Settlement Payment”).  The Settlement Payment, less fees, expenses and incentive award to Plaintiffs, if any awarded by the Court, shall constitute the Net Settlement Fund (“Net Settlement Fund.”)  All Defendants acknowledge that the prosecution of the Actions and the efforts of counsel for Plaintiffs (collectively, “Plaintiffs’ Counsel”) were the sole causal factors that led to the agreement to make the Settlement Payment.

Parent and Merger Sub, or their affiliates, shall pay the Original Merger Consideration and the Settlement Payment to the Paying Agent at or before the closing of the Merger.  The Paying Agent shall hold the Settlement Payment in trust pending disbursement as provided in the Amended Merger Agreement.  The Settlement Payment and the Original Merger Consideration shall not be due or owing under this Stipulation or paid as provided herein until (i) the Court has finally certified the Class; (ii) Final Approval of the Settlement has occurred; (iii) the Court has approved a complete release of all Released Persons (defined below), in the form customarily approved by the Court in connection with settlements of this type; (iv) an Order dismissing the Kentucky Action with prejudice has become final and no longer subject to appeal, whether by passage of time or otherwise; (v) an Order dismissing the Delaware Action with prejudice has become final and no longer subject to appeal, whether by passage of time or otherwise; (vi) the Effective Time (as defined in the Amended Merger Agreement) and (vii) with respect to any member of the Class, paid in compliance with the procedures set forth in Section 2.2(b) of the

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amended Merger Agreement by or on behalf of such member.  The Parent Parties and the Surviving Entity (both as defined in the Amended Merger Agreement) shall be responsible for the costs of making the Settlement Payment.

The Settlement Hearing And Your Right To Appear And Object

The Final Settlement Hearing shall be held on April 24, 2014, at 1:00 p.m., to determine: (a) whether the Court should certify the Class for purposes of the Settlement; (b) whether the proposed Settlement of the Action on the terms and conditions provided for in the Stipulation is fair, reasonable, adequate and in the best interests of the Class and should be approved by the Court; (c) whether the Order and Final Judgment provided for in the Stipulation should be ordered thereon; (d) whether the Court should grant the application of Plaintiffs’ Counsel for an award of attorneys’ fees and reimbursement of litigation expenses and an incentive award to Plaintiffs; and (e) such other matters as the Court may deem appropriate.

The Court has reserved the right to adjourn the Final Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees, without further notice of any kind other than oral announcement at the Final Settlement Hearing or any adjournment thereof.

The Court has reserved the right to approve the Settlement at or after the Final Settlement Hearing with such modification(s) as may be consented to by the Parties to the Stipulation and without further notice to the Class.

Any member of the Class who objects to the Settlement, the Order and Final Judgment to be entered in the Action as provided in the Stipulation, and/or Plaintiffs’ Counsel’s application for attorneys’ fees, or who otherwise wishes to be heard, may appear in person or by his attorney at the Final Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that, except for good cause shown, no person shall be heard and no

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papers, briefs, pleadings or other documents submitted by any person shall be considered by the Court unless not later than ten (10) calendar days prior to the Final Settlement Hearing such person files with the Court and serves upon counsel listed below: (a) a written notice of intention to appear; (b) a statement of such person’s objections to any matters before the Court; and (c) the grounds for such objections and the reasons that such person desires to appear and be heard, documentation evidencing membership in the Class, as well as all documents or writings such person desires the Court to consider.  Such filings shall be filed with the Jefferson County Circuit Court and served upon the following counsel:

Shane Rowley Justin Sherman Levi & Korsinsky, LLP 30 Broad Street, 24th Floor New York, NY 10004 Co-Lead Counsel for Plaintiffs in the Kentucky Action
Margaret E. Keane
Jared A. Cox
Bingham, Greenebaum Doll, LLP
3500 National City Tower
101 S. Fifth Street
Louisville, KY 40101

Liaison Counsel For Defendants NTS Realty Holdings Limited Partnership and NTS Realty Capital, Inc.

Unless the Court otherwise directs, no person shall be entitled to object to the approval of the Settlement, any judgment entered thereon, the adequacy of the representation of the Class by Plaintiffs and Plaintiffs’ Counsel, any award of attorneys’ fees, or otherwise be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above.  Any person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding.

ANY MEMBER OF THE CLASS WHO DOES NOT OBJECT TO THE SETTLEMENT OR THE REQUEST BY PLAINTIFFS’ COUNSEL FOR AN AWARD OF

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ATTORNEYS’ FEES AND EXPENSES (DESCRIBED BELOW) OR TO ANY OTHER MATTER STATED ABOVE NEED NOT DO ANYTHING.

The Final Order and Judgment

If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate and in the best interests of the Class, the parties to the Action will ask the Court to enter an Order and Final Judgment, which will, among other things:

a.           approve the Settlement as fair, reasonable, adequate and in the best interests of the Class and direct consummation of the Settlement in accordance with its terms and conditions;

b.           permanently certify a non-opt out Class pursuant to Kentucky Rule of Civil Procedure 23 and designate Plaintiffs in the Action as the class representatives with Plaintiffs’ Counsel as class counsel;

c.           determine that the requirements of the rules of the Court and due process have been satisfied in connection with this Notice;

d.           dismiss the Action with prejudice on the merits and grant the releases more fully described below in accordance with the terms and conditions of the Stipulation;

e.           permanently bar and enjoin Plaintiffs and all members of the Class from instituting, commencing or prosecuting any of the Settled Claims against any of the Released Persons (as defined below); and

f.           award attorneys’ fees and expenses to Plaintiffs’ Counsel and an incentive award to Plaintiffs.

Releases

The Stipulation provides that upon Final Approval of the Settlement and in consideration of the benefits provided by the Settlement:

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a.           The Court’s Order and Final Judgment shall, among other things, provide for the full and complete dismissal with prejudice of the Actions, and the settlement and release of, and a permanent injunction barring, any claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been, could have been, or in the future can or might be asserted in any court, tribunal or proceeding (including but not limited to any claims arising under federal, state, foreign or common law, including the federal securities laws and any state disclosure law), by or on behalf of Plaintiffs or any member of the Class, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”) against NTS, Realty Capital, NTS Realty Partners, LLC, J.D. Nichols, Brian F. Lavin, Parent, Merger Sub, NTS Development Company, NTS Management Company, Mark D. Anderson, John P. Daly, Sr., and John Lenihan,  or any of their families, parent entities, controlling persons, associates, affiliates or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, underwriters, brokers, dealers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, managers, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively, the “Released Persons”), which have arisen, could have arisen, arise now or hereafter out of or relating in any manner to the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations or

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omissions or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the allegations in the Actions, claims of mismanagement or self-dealing against the management of NTS, the Original Merger Agreement, the Amended Merger Agreement, the Proposed Transactions, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the “Settled Claims”); however, the Settled Claims shall not include any claims to enforce the Settlement.

b.           Defendants and their Released Persons shall be deemed to have, and by operation of the judgment shall have, fully, finally, and forever released, relinquished, and discharged Plaintiffs, each and all members of the Class, and Plaintiffs’ Counsel from all claims (including unknown claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Actions or the Settled Claims.

c.           Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims, but that it is the intention of Plaintiffs, and by operation of law the intention of the members of the Class, to completely, fully, finally and forever compromise, settle, release, discharge, extinguish, and dismiss any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts.  Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that “Unknown Claims” are expressly included in the definition of “Settled Claims,” and that such inclusion was expressly bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Persons in entering into this

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Stipulation.  “Unknown Claims” means any claim that Plaintiffs or any member of the Class does not know or suspect exists in his, her or its favor at the time of the release of the Settled Claims as against the Released Parties, including without limitation those which, if known, might have affected the decision to enter into the Settlement.  With respect to any of the Settled Claims, the parties stipulate and agree that upon Final Approval of the Settlement, Plaintiffs shall expressly and each member of the Class shall be deemed to have, and by operation of the final order and judgment by the Court shall have, expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under Cal. Civ. Code § 1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

d.           Counsel for the Plaintiffs in the Delaware Action shall dismiss the Delaware Action within five (5) business days of the date of Final Approval of the Settlement.

Application for Attorneys’ Fees and Expenses, And Incentive Awards to Plaintiffs

Plaintiffs’ Counsel intend to apply for an award of attorneys’ fees in an amount not to exceed 30% of the Settlement Payment, as well as to seek reimbursement of their out of pocket expenses, subject to the Court’s approval.  The Parties acknowledge and agree that any attorneys’ fees and expenses awarded by the Court in the Consolidated Action to Plaintiffs’ counsel shall be paid solely from the Settlement Payment.

Defendants will not oppose an application for fees at or below 30% of the Settlement Payment.  Counsel for Plaintiffs and Defendants did not discuss the appropriateness or amount of

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any application by counsel for the Plaintiffs for an award of attorneys’ fees and expenses until the substantive terms of the proposed Settlement on behalf of and for the benefit of the Class were negotiated and agreed upon.

All parties agree that the attorneys’ fees sought pursuant to the Stipulation will be the only fees sought by Plaintiffs or Plaintiffs’ counsel in the Actions in both the Kentucky and Delaware Actions.  No other application for attorneys’ fees and expenses, including any application in excess of the amount stated above, shall be filed by counsel for Plaintiffs in the Actions, and counsel for Plaintiffs expressly waive any right to seek any award of such fees and expenses in connection with the Settlement of the Actions except as provided in this paragraph. Further, Plaintiffs will seek up to a total of $50,000 in plaintiff incentive awards in recognition of the Plaintiffs’ efforts on behalf of the Class in creating the Settlement Payment. The Court may consider and rule upon the fairness, reasonableness and adequacy of the Settlement independently of any award of attorneys’ fees and expenses or Plaintiffs’ incentive awards.

Notice to Persons or Entities That Held Ownership On Behalf Of Others

Brokerage firms, banks and/or other persons or entities who held Units of NTS during the period from and including December 28, 2012, for the benefit of others are requested promptly to send this Notice to all of their respective beneficial owners.  If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such copies may be made to Rita K. Martin, NTS Investor Services, 600 North Hurstbourne Parkway, Suite 300, Louisville, Kentucky 40222; phone:  502-426-4800 x544.

Scope of this Notice and Additional Information

This Notice is not all-inclusive.  The references in this Notice to the pleadings in the Action, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive.  For the full details of the Action, the claims that have been asserted by the

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 parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation and related Orders and proposed forms of Orders, members of the Class are referred to the Court files for the Action.

Any questions you or your counsel have concerning this Notice may be directed to Plaintiffs’ Counsel.

PLEASE DO NOT WRITE OR CALL THE COURT OTHER THAN FOR THE PURPOSES OF FILING NOTICES OR MAKING OBJECTIONS AS SET FORTH IN THIS NOTICE.

Dated: February [__], 2014

Charles L. Cunningham, Jr. Circuit Judge
1266511_2.DOCX

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EXHIBIT D

Additional Disclosures to Provide to NTS Unitholders

1.	The basis for Centerboard Securities’ (“Centerboard”) growth assumptions to extrapolate NTS’ 2012 projections through 2017.

2.	The multiples observed for each company considered in Centerboard’s Selected Public Companies Analysis, as set forth on page 16 of the Centerboard fairness presentation.

3.	The calculation that Centerboard used to arrive at a per unit value range of $6.00 to $9.75 in the Selected Public Companies Analysis, including the reference ranges used.

4.	Why Centerboard excluded Highwoods Properties, Inc. from the table summarizing the observed trading multiples in the Selected Public Companies Analysis.

5.	The specific analyst estimates that were used in connection with Centerboard’s Discounted Cash Flow Analysis.

6.	Centerboard’s “assumptions concerning growth in general and administrative costs and required maintenance capital expenditures and net working capital,” for the Discounted Cash Flow Analysis.

7.
Why J.D. Nichols or another member of the Control Group did not inform the Special Committee about Messrs. A and B’s interest in pursuing a potential transaction until December 5, 2012 even though Nichols received an email from Messrs. A and B on November 26, 2012.

1265742_1

EXHIBIT E

13-CI-00452
JEFFERSON CIRCUIT COURT
DIVISION FOUR (4)
HON. CHARLES L. CUNNINGHAM, JR.

STEPHEN J. DANNIS, et al.,	PLAINTIFFS

ORDER AND FINAL JUDGMENT
J. D. NICHOLS, et al.	DEFENDANTS

The Stipulation and Agreement of Compromise, Settlement and Release, dated February __, 2014 (the “Stipulation”), of the above class action (the “Action”), and the settlement contemplated thereby (the “Settlement”) having been presented at the Final Settlement Hearing on April 24, 2014, pursuant to the Preliminary Approval Order entered herein on February ____, 2014 (the “Preliminary Approval Order”), which Stipulation was entered into by plaintiffs in the Action (the “Plaintiffs”), through Plaintiffs’ Counsel, and by defendants NTS Realty Holdings Limited Partnership (“NTS” or the “Company”), NTS Realty Capital, Inc., J. D. Nichols, Brian Lavin, NTS Merger Parent, LLC, Mark Anderson, John Daly Sr., and John Lenihan (collectively “Defendants,” and together with Plaintiffs, the “Parties”) in the Action and which is incorporated herein by reference; and the Jefferson Circuit Court (the “Court”) having determined that notice of said hearing was given to the Class in accordance with the Preliminary Approval Order and that said notice was adequate and sufficient; and the Parties having appeared by their attorneys of record; and the attorneys for the respective Parties having been heard in support of the Settlement of the Action, and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the notice; and the entire matter of the Settlement having been considered by the Court;

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this ___________ day of ___________, 2014, that:

1.  The Notice of Pendency of Consolidated Class Action, Proposed Settlement of Consolidated Class Action, Settlement Hearing and Right to Appear (“Notice”) has been given to the Class (as defined below) pursuant to and in the manner directed by the Preliminary Approval Order, proof of the mailing of the Notice has been filed with the Court and a full opportunity to be heard has been offered to all parties to the Action, the Class and persons in interest. The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Kentucky Rule of Civil Procedure 23 and due process, and it is further determined that all members of the Class are bound by the Order and Final Judgment herein.

2.  The Court hereby finds, pursuant to the Kentucky Rules of Civil Procedure 23.01 and 23.02, as follows:

a.  that (i) the Class, as defined below, is so numerous that joinder of all members is impracticable, (ii) there are questions of law and fact common to the Class, (iii) the claims of Plaintiffs are typical of the claims of the Class, and (iv) Plaintiffs and Plaintiffs’ Lead Counsel have fairly and adequately protected the interests of the Class;

b.  that the requirements of Kentucky Rules of Civil Procedures 23.01 and 23.02(a) and 23.02(b) have been satisfied;

c.  that the requirements of the Kentucky Rules of Civil Procedure and due process have been satisfied in connection with the Notice;

d.  that the Action is hereby certified as a non-opt out class pursuant to Kentucky Rules of Civil Procedure 23.01, 23.02(a) and 23.02(b), defined as:  Any and all record holders and beneficial owners of NTS Units, and any holder of any current or former right, upon due surrender of any equity or interest in a predecessor partnership that was merged with and

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into NTS and delivery of related documentation in connection with such surrender, to exchange such equity or interest for NTS Units, other than the Excluded Unitholders, their respective successors in interest, successors, predecessors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, together with their predecessors and successors and assigns, who held Units of NTS and such rights at any time between December 31, 2012 and the date of final approval; and

e.  that Plaintiffs are hereby certified as the Class representatives, and Counsel are certified as Lead Class Counsel.

3.  The Settlement is found to be fair, reasonable and adequate and in the best interests of the Class, and it is hereby approved. The Parties are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions.

4.  This Order and Final Judgment shall not constitute any evidence or admission by any of the Parties herein that any acts of wrongdoing have been committed by any of the Parties to the Action and should not be deemed to create any inference that there is any liability therefor.

5.  The Action is hereby dismissed with prejudice in its entirety as to the Defendants and against Plaintiffs and all other members of the Class on the merits and, except as provided in the Stipulation, without costs.

6.  This Order provides for the full and complete dismissal with prejudice of the Actions, and the settlement and release of, and a permanent injunction barring, any claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or

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unmatured, accrued or unaccrued, apparent or unapparent, that have been, could have been, or in the future can or might be asserted in any court, tribunal or proceeding (including but not limited to any claims arising under federal, state, foreign or common law, including the federal securities laws and any state disclosure law), by or on behalf of Plaintiffs or any member of the Class, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”) against NTS, Realty Capital, NTS Realty Partners, LLC, J.D. Nichols, Brian F. Lavin, Parent, Merger Sub, NTS Development Company, NTS Management Company, Mark D. Anderson, John P. Daly, Sr., and John Lenihan,  or any of their families, parent entities, controlling persons, associates, affiliates or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, underwriters, brokers, dealers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, managers, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns (collectively, the “Released Persons”), which have arisen, could have arisen, arise now or hereafter out of or relating in any manner to the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations or omissions or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the allegations in the Actions, claims of mismanagement or self-dealing against the management of NTS, the Original Merger Agreement, the Amended Merger Agreement, the Proposed Transactions, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures)

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(collectively, the “Settled Claims”); however, the Settled Claims shall not include any claims to enforce the Settlement.

7.  Defendants and their Released Persons are deemed to have, and by operation of this Order and Final Judgment have, fully, finally and forever released, relinquished and discharged Plaintiffs, each and all members of the Class, and Plaintiffs’ counsel from all claims (including unknown claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Actions or the Settled Claims.

8.  The release contemplated by this Stipulation extends to claims that Plaintiffs, for themselves and on behalf of the Class, do not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into the release or to object or not to object to the Settlement. Plaintiffs and each member of the Class, shall be deemed to waive, and shall waive and relinquish to the fullest extent permitted by law, any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, or any other law, which governs or limits a person’s release of unknown claims; further that (i) the Plaintiffs, for themselves and on behalf of the Class, shall be deemed to waive, and shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

(ii) Plaintiffs, for themselves and on behalf of the Class, also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, or any other law, which is similar, comparable or equivalent

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to California Civil Code § 1542; and (iii) Plaintiffs, for themselves and on behalf of the Class, acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, as Plaintiffs and on behalf of the Class, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

9.  Plaintiffs’ Counsel are hereby awarded attorneys’ fees in the amount of $_________________, which amount the Court finds to be fair and reasonable, and reimbursement of Plaintiffs’ Counsel’s expenses in the amount of $_________________ is hereby approved, which amounts shall be paid in accordance with the terms of the Stipulation.

10.  Plaintiffs’ application for incentive awards is granted in the amount of $_________________, in recognition of Plaintiffs’ efforts in assisting in the creation of the Settlement Payment. The award shall be divided as follows: plaintiff  R. Jay Tejera is awarded $_________________, plaintiff Gerald A. Wells is awarded $_________________ and plaintiffs Stephen and Sharon Dannis are awarded a total of $_________________.

Hon. Charles L. Cunningham, Jr. Circuit Judge

1265643_3.DOCX

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